Exhibit 10.1

OPERATING AGREEMENT

OF

NOBILITY HEALTHCARE, LLC

a kANSAS lIMITED lIABILITY COMPANY

Dated: June 1, 2021

THE UNITS OF MEMBER INTEREST IN THIS COMPANY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF REGISTRATION PURSUANT TO THE APPLICABLE SECURITIES LAWS OR AN EXEMPTION THEREFROM. THE UNITS OF MEMBER INTEREST IN THIS COMPANY ARE ALSO SUBJECT TO RESTRICTIONS UPON TRANSFER SET FORTH IN THIS AGREEMENT, AND MAY ONLY BE TRANSFERRED OR ENCUMBERED IN ACCORDANCE WITH THIS AGREEMENT.

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6.2	Capital Contributions by Existing Members	12
6.3	Additional Capital Contnributions	12
6.4	Miscellaneous	12
6.5	Member Loans	12

ARTICLE 7	ACCOUNTING AND TAX MATTERS	12

7.1	Fiscal Year: Accounting Method	12
7.2	Tax Status	12
7.3	Tax Allocations	13
7.4	Tax Returns	13
7.5	Bank Accounts	13
7.6	Books and Records	13

ARTICLE 8	DISTRIBUTIONS	13

8.1	Distributable Cash	13
8.2	Tax Distribution	14
8.3	Non-Dissolution Distributions	14
8.4	Miscellaneous	14
8.5	Dissolution Distributions	14

ARTICLE 9	MANAGEMENT	14

9.1	Manager Managed	14
9.2	Authority of Manager	15
9.3	Term	16
9.4	Compensation of Managers	18
9.5	Performance of Duties; Liability of Managers	18
9.6	Limited Liability	19
9.7	Officers	19
9.8	Indemnity	19

ARTICLE 10	TRANSFERS OF MEMBER INTERESTS	19

10.1	Transfer Notice	19
10.2	Restrictions on Lien Transfers	19
10.3	Restrictions on Other Transfers	20
10.4	Permitted Transfers	21
10.5	Company’s Right to Redeem	23
10.6	Effect of Transfer	23
10.7	Authorization to Implement - Power of Attorney	23

ARTICLE 11	COVENANTS AND PROHIBITED ACTIONS	23

11.1	Other Business Ventures or Opportunities	23
11.2	Contracts with Members or Others	24
11.3	Trade Secrets, Confidential Information, Competition	24
11.4	Business Property	25
11.5	Actions Requiring a Super Majority Vote	25

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ARTICLE 12	DISSOLUTION	27

12.1	Dissolution Events	27
12.2	Wind Up	27
12.3	Order of Payment of Liabilities and Dissolution Distributions	27
12.4	Limitation to Dissolution Distributions	27
12.5	No Action for Dissolution	28

ARTICLE 13	CERTAIN ACKNOWLEDGMENTS AND DISCLOSURES	28

13.1	Member Acknowledgments and Representations	28
13.2	Drafting Counsel	28
13.3	Tax Consequences	28
13.4	Reasonable Terms	28

ARTICLE 14	MISCELLANEOUS MATTERS	28

14.1	Further Assurances	28
14.2	Waiver of Default	29
14.3	Discretion in Providing Consent	29
14.4	Amendments to Agreement	29
14.5	Notices	30
14.6	No Third Party Rights	30
14.7	Severability	30
14.8	Survivial	30
14.9	Binding Agreement	30
14.10	Signatures	30
14.11	Exhibits	30
14.12	No Right to Employment	30
14.13	Governing Law; Forum	30
14.14	Entire Agreement	31

MEMBER ROSTER EXHIBIT A		34
MEMBER UNITS EXHIBIT B		35
TAX COMPLIANCE EXHIBIT C		36
MEMBER CAPITAL EXHIBIT D		40

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EXHIBIT 10.1

OPERATING AGREEMENT

OF

NOBILITY HEALTHCARE OPERATING AGREEMENT, LLC

This Operating Agreement of Nobility Healthcare, LLC (this “Agreement”) is made and entered into as of June 1, 2021 (the “Effective Date”) by and among Member Nobility, LLC (collectively, for itself and its parents, subsidiaries, and Affiliates, “Nobility”), Digital Ally, Inc. (collectively, for itself and its parents, subsidiaries, and Affiliates, “Digital Ally”), and any other Persons whose signatures appear on the signature page hereof, each of whom is executing this Agreement as a Member of the Company, and all of whom constitute all of the Members of the Company, and is joined in by Nobility Healthcare, LLC, a Kansas limited liability company (the “Company”), for the purpose of covenants made in this Agreement by or for the benefit of the Company.

WHEREAS, the Company was organized on the Effective Date as a limited liability company in accordance with the Kansas Revised Limited Liability Company Act, as amended from time to time; and

WHEREAS, the Members desire to enter into this Agreement to govern the organization and operation of the Company and the scope and conduct of its business and affairs;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF INTERPRETATION

1.1. Definitions. For the purpose of this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

(a)	“Act” means the Kansas Revised Limited Liability Company Act referenced in K.S.A. § 17-7662, as amended or replaced from time to time.

(b)	“Adjusted Capital Contributions” means a Member’s total Capital Contributions less the cumulative Distributions made to the Members pursuant to this Agreement. At the point at which the Member Digital Ally receives Recoupment, its Adjusted Capital Contributions shall be zero.

(c)	“Affiliate” of a subject Person means any other Person (i) who directly or indirectly controls, is controlled by, or is under common control with the subject Person; (ii) who owns or controls ten percent (10%) or more of the subject Person’s outstanding voting securities or equity interests; (iii) of whom the subject Person owns or controls ten percent (10%) or more of the outstanding voting securities or equity interests; (iv) who is a director, manager, partner, or trustee of the subject Person; (v) of whom the subject Person is a director, manager, partner, or trustee; or (vi) who is a Family Member of the subject Person.

(d)	“Agreement” means this Operating Agreement of Nobility Healthcare, LLC as amended or restated from time to time.

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(e)	“Applicable Federal Rate” means the minimum rate established pursuant to Sections 483 and 1274 of the Code necessary to avoid any imputed interest or original issue discount being attributed.

(f)	“Articles of Organization” means the Articles of Organization of the Company filed with the State of Kansas, as amended or restated from time to time.

(g)	“Assignee” means a Person who has acquired Units in the manner described in Section 10.6. An Assignee shall have the status of an assignee as described in K.S.A. 17-76,112 of the Act. Without limiting the foregoing, an Assignee shall be entitled to receive Tax Allocations and distributions under this Agreement as if the Assignee were a Member. Otherwise, an Assignee shall not be a Member and shall have no rights of a Member, including no right to participate in the management of the Company and no right to vote on, consent to, or approve any matter.

(h)	“Authorized Units” means Units that have been authorized in accordance with this Agreement for issuance to Members. Authorized Units shall consist of both Issued Units and Non-Issued Units.

(i)	“Business Property” means the Properties, and all property, holdings, investments, assets and interests (whether real or personal, tangible or intangible, present or future, domestic or international) now or hereafter owned or held by the Company.

(j)	“Capital Contribution” means the cash or cash equivalent contributed to the capital of the Company by each Member, but shall not include Member Loans.

(k)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and, to the extent applicable, the Treasury Regulations.

(l)	“Company” means Nobility Healthcare, LLC, a Kansas limited liability company.

(m)	“Disabled” means, with respect to Christian J. Hoffmann, III, that Christian J. Hoffmann, III becomes disabled by reason of physical or mental illness, infirmity, or incapacity of any kind and is unable to perform the business services to the Company reasonably expected of him by Member Digital Ally for a period of ninety (90) consecutive calendar days or for periods aggregating one hundred thirty-five (135) days, whether or not consecutive, in a three hundred sixty-five (365) day period. as a result of any physical or mental incapacity, illness or infirmity.

(n)	“Dissolution Distributions” means distributions made pursuant to Article 12.

(o)	“Distributions” means distributions of Net Cash from Operations, Net Sales Proceeds and Tax Distributions that the Company makes to the Members, pursuant to Article 8.

(p)	“Entity” means a Person that is a corporation, a limited liability company, or any form of partnership.

(q)	“Issued Units” means the issued and outstanding Units, whether Voting or Non-Voting.

(r)	“Majority Vote” on a particular matter means the affirmative vote of more than fifty percent (50%) of the Units entitled to vote on that particular matter.

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(s)	“Member” means an existing Member identified in Section 3.1 and any other Person admitted as a Member in accordance with Section 3.2. “Members” collectively refers to all Members.

(t)	“Member Entitled to Vote” means a Member who holds one or more Units that are entitled to vote, regardless of whether the Member also holds one or more Non-Voting Units. “Members Entitled to Vote” collectively refers to all Members Entitled to Vote.

(u)	“Member Interest” means all rights of the Member owning such Member Interest to share in the profits and losses of the Company and distributions from the Company, together with all rights, duties and obligations of such Member arising under this Agreement or the Act. A Member Interest shall be personal property for all purposes.

(v)	“Net Cash from Operations” means all cash funds (other than Capital Contributions) received by the Company, without reduction for any non-cash charges, but less cash funds used to pay current operating expenses, including fees and reimbursements payable to the Manager as provided herein, and to pay or establish reasonable reserves for future expenses, Tax Reserves, debt payments, capital improvements and replacements as determined by the Manager. Net Cash from Operations shall be increased by the reduction of any reserve previously established.

(w)	“Net Sales Proceeds” means the net cash proceeds from all sales and other dispositions of the Business Property or portions thereof outside of the ordinary course of the Company’s business less any portion thereof used to establish reserves, including but not limited to Tax Reserves, all as is reasonably determined by the Manager, which reserves may be established to pay any Company expenses or obligations as reasonably determined by the Manager. “Net Sales Proceeds” shall include all principal and interest payments with respect to any note or other obligation received by the Company in connection with sales and other dispositions (other than in the ordinary course of business) of Property. At such point as the Manager determines that the unused balance of any such reserves previously retained out of funds that would otherwise have been Net Sales Proceeds is no longer necessary, the same shall thereupon be deemed Net Sales Proceeds.

(x)	“Non-Issued Units” means Units that have been authorized for future issuance in accordance with this Agreement (i.e., in options, warrants, offerings, Member resolutions, or other agreements with the Company), but which have not been issued by the Company to the recipient.

(y)	“Permitted New Member” refers to a permitted transferee that is admitted as a new Member as contemplated by Section 10.4.

(z)	“Person” includes individuals, partnerships, corporations, limited liability companies, trusts, and all other forms of entities.

(aa)	“Preferred Return” means, at any date of determination and with respect to the Member Digital Ally, an amount equal to a ten percent (10%) per annum cumulative, non-compounded rate of return which shall be calculated on the Adjusted Capital Contribution balances, as adjusted from time to time, of the Member Digital Ally. The Preferred Return will not commence on the Adjusted Capital Contributions of the Member Digital Ally until the Manager utilizes them in the business of the Company and provides Notice to the Member Digital Ally of the same.

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(bb)	“Profits Interest” shall have the meaning given such term by Rev. Proc. 93-27, 1993-2 C.B. 343, as supplemented by Rev. Proc. 2001-43, 2001-34 I.R.B. 191 (August 20, 2001).

(cc)	“Recoupment” shall mean any point or points at which Distributions to the Member Digital Ally under Article 8, “Distributions,” equal the aggregate Capital Contributions as of the time of the Distribution made by the Digital Member such that its Adjusted Capital Contributions are zero.

(dd)	“Subsidiaries” means each limited liability company formed by the Company for purposes of owning and holding one or more of the Properties.

(ee)	“Super Majority Vote” on a particular matter means the affirmative vote of at least seventy-five percent (75%) of the Units entitled to vote on that particular matter.

(ff)	“Transfer” means any voluntary or involuntary (whether by operation of law or otherwise) sale, assignment, barter, exchange, alienation, pledge, encumbrance, hypothecation, gift, donation, bequest, devise, redemption or other direct or indirect disposition of the whole or any part of a Member Interest. A “Lien Transfer” means a Transfer under which a creditor of a Member is granted or obtains a lien, security interest, charging order, or encumbrance upon the whole or any part of a Member Interest, whether voluntary or involuntary; provided, however, that the phrase “Lien Transfer” shall not mean (i) a sale of the whole or any part of a Member Interest that is disguised as a Lien Transfer; or (ii) the sale of the whole or part of a Member Interest that results from the exercise by the creditor of rights, if any, to dispose or to cause the disposition of the whole or part of the Member Interest that was encumbered as a result of a Lien Transfer.

(gg)	“Treasury Regulations” means the regulations currently in force as final or temporary that have been issued by the United States of America Department of Treasury pursuant to its authority under the Code.

(hh)	“Unapproved Transfer” means any Transfer designated or contemplated by this Agreement as being an Unapproved Transfer including in Section 10.2, Section 10.3, or Section 10.7.

(ii)	“Voting Units” means all Issued Units other than Non-Voting Units.

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1.2. Other Definitions. In addition to the terms defined in Section 1.1, the following terms or phrases are defined or described in the following Sections of this Agreement:

Term or Phrase	Provision
Approved Transfer	Section 10.3
Capital Account	Section 6.1
Cash Purchase Price	Section 10.3
Conversion Date	Subsection 5.3(b)
Conversion Events	Section 5.3
Conversion Notice	Subsection 5.3(a)
Converted Member	Section 5.3
Discriminatory Amendment	Subsection 14.4(c)
Dissolution Events	Section 12.1
Dissolution Proceeds	Section 12.3
Distributable Cash	Section 8.1
Effective Date	Recitals
Electing Members	Subsection 10.3(b)
Entity Events	Subsection 11.3(c)
Exercise Notice	Subsection 10.3(a)
Formation Date	Section 2.1
Grantor	Subsections 10.3(a)
Impacted Member	Subsection 14.4(c)
Liquidator	Section 12.2
Manager	Section 9.1
Manager’s Affiliates	Section 9.3
Member Loans	Section 6.5
Non-Voting Units	Section 5.2
Operating Reserve	Section 8.1
Other Members	Subsection 10.3(b)
Percentage Interest	Section 4.5
Permitted Transfer	Section 10.4
Principal Owner	Subsection 10.4(e)
Proposed Transfer Notice	Section 10.3
Redemption Price	Subsection 10.5(a)
Settlor	Subsection 10.4(c)
Subject Units	Subsection 10.3(a)
Tax Allocations	Section 7.3
Tax Distribution	Section 8.2
Tax Reserve	Section 8.2
Transfer Notice	Section 10.1
Units	Section 4.1
Voting Owner	Subsection 4.7(b)
Withdrawal Date	Section 3.3
Withdrawing Member	Section 3.3

1.3. Interpretation. Any pronoun used in this Agreement shall include the corresponding masculine, feminine and neutered forms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” “hereto,” “hereunder,” and similar terms shall refer to this Agreement, unless the context otherwise requires. The references to Exhibits, Sections, Subsections or Articles are references to the Exhibits, Sections, Subsections or Articles of this Agreement unless the context otherwise requires. This Agreement shall be deemed drafted equally by all parties, and no construction, presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

FORMATION AND ORGANIZATION

2.1 Formation. The Company was formed pursuant to the Act as a limited liability company effective as of May 24, 2021 (the “Formation Date”). The parties executing this Agreement as Members and all Persons admitted as Members pursuant to this Agreement agree to associate as Members in and of the Company subject to the terms and conditions of this Agreement.

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2.2. Company Name. The name of the Company is Nobility Healthcare, LLC. This name and any variants thereof shall be an exclusive asset of the Company. The business of the Company shall be conducted under that name, or under the trade name “Nobility RCM,” or under any other name as the Manager or a Majority Vote of the Members may determine from time to time.

2.3. Purpose and Character of Business. The Company is organized for profit. The purpose and nature of its business shall be any lawful activity for which a limited liability company may be organized under the Act, including, directly or indirectly, by and through Subsidiaries (as defined below), to purchase, hold, operate, maintain, manage, and otherwise deal with revenue cycle management companies servicing medical providers and the healthcare industry, i.e., medical billing companies, and other service entities from time to time (each, an “RCM Company”) and to refinance outstanding debt incurred in connection with previous acquisitions. The RCM Companies are collectively referred to as the “Properties”. The Company shall possess and may exercise all powers and privileges that are necessary or convenient to the conduct of its business and purposes. The Company shall be empowered to transact and engage in business in all states, territories and countries.

2.4. Term. The term of the Company shall commence on the Formation Date and shall continue thereafter perpetually until the Company is dissolved in accordance with this Agreement, the Articles of Organization, or the Act.

2.5. Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the State of Kansas shall be as stated in the Articles of Organization or as thereafter determined from time to time by the Manager.

2.6 Company Office. The Company known place of business in Arizona shall be 7465 East Osborn Road, Arizona 85251, or such substituted or additional office as may be designated by the Manager from time to time. The affairs of the Company shall be conducted under the Company name, a Subsidiary’s name or such other name(s) as the Manager may determine in its sole and absolute discretion.

2.7. Initial Filings. The Articles of Organization have been filed to constitute the Company as a valid limited liability company in the State of Kansas under the Act. The appropriate Manager or officer of the Company shall register, or cause the registration of, the Company to transact business in such other jurisdictions as may be determined by the Manager.

2.8. Priority. The rights and obligations of the Members and the business and affairs of the Company shall be governed first by the mandatory provisions of the Act, second by the Articles of Organization, third by this Agreement, and fourth by the optional provisions of the Act. In the event of any conflict among the foregoing, the conflict shall be resolved in the order of priority set forth in the preceding sentence.

2.8. No Partnership or Joint Venture. The Company is not a partnership or a joint venture between the Members. No Member shall be considered a partner or joint venturer of any other Member for any purpose other than federal, state, and local tax purposes. This Agreement shall not be construed to constitute or suggest otherwise.

ARTICLE 3

MEMBERS

3.1. Existing Members. As of the Effective Date, the Members of the Company are the Persons set forth on Member Roster Exhibit A.

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3.2. Admission of New Members. No Person shall be admitted as a new Member of the Company unless (a) the admission, and all terms and conditions thereof, are approved by a Super Majority Vote; (b) the new Member executes a binding instrument agreeing to be bound by this Agreement; (c) the new Member executes such other documents as are reasonably considered necessary or advisable by the Manager to complete the admission of the new Member; and (d) it is determined to the satisfaction of the Company that the addition of the Person as a new Member will not violate any applicable securities laws. This Section shall not apply to new Members admitted in conjunction with a Permitted Transfer under Section 10.4. The admission of a new Member in violation of this Agreement is prohibited and is null and void ab initio.

3.3. Withdrawal of Members. Except as provided in this Agreement, no Member may withdraw from or resign as a Member of the Company unless (a) the withdrawal and the terms thereof are approved by a Super Majority Vote of the non-withdrawing Members; and (b) the entire Member Interest of the withdrawing Member (the “Withdrawing Member”) is purchased and redeemed by the Company in exchange for a payment to be made by the Company to the Withdrawing Member in such amount and under such terms as are approved by the Withdrawing Member and a Super Majority Vote of the non-withdrawing Members. The date of the withdrawal (the “Withdrawal Date”) shall be a date set and approved by the Withdrawing Member and a Super Majority Vote of the non-withdrawing Members. If the Withdrawing Member (or an Affiliate of such Member) is a Manager, then the Withdrawing Member (or the Affiliate) shall resign as a Manager effective upon the Withdrawal Date.

(a)	Unapproved Withdrawals. If a Member withdraws or resigns as a Member of the Company in breach of this Agreement, then the Member shall be automatically and immediately, and without any further action by the Company or the Members, converted to and hold the status of an Assignee with respect to such Person’s Member Interest. Upon such conversion, the Company shall have the right (but not the obligation) to redeem the Member Interest of such Person in exchange for a cash payment; provided such redemption right is exercised within ninety (90) days after the Company learns of the Member’s withdrawal or resignation by written notice of exercise delivered by or on behalf of the Company to such Member. The cash payment shall be in an amount equal to the lesser of (i) one-half of the price paid by such Person to acquire such Person’s Units; or (ii) one-half of the fair market value of such Units. The cash payment shall be remitted in accordance with the payment terms set forth in Subsection 3.3(b). The Company, in its sole discretion, may elect to avoid the calculation in Subsection (ii) and pay the amount under Subsection (i).

(b)	Redemption Payment Terms. The Company shall pay ten percent (10%) of the cash payment contemplated by Subsection 3.3(a) at the closing of the redemption contemplated by Subsection 3.3(a). The Company shall pay the balance of such cash payment, together with interest thereon at the Applicable Federal Rate, in sixty (60) equal monthly installments of principal and interest. The Company may prepay such balance and any accrued interest thereon in whole or in part at any time without penalty. The payee shall provide the Company with thirty (30) days’ written notice and opportunity to cure with respect to any failure of the Company to make any payment. The payee shall have no right to accelerate the balance upon default in payment. The redemption contemplated by Subsection 3.3(a) shall be completed within thirty (30) days after the Company exercises its redemption right.

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3.4. Information Rights of Members.

(a)	Within ninety (90) days after the end of each fiscal year of the Company, the Company shall prepare and deliver to each Member internally prepared financial statements for such fiscal year, in a form and substance required by Member Digital Ally. These statements shall consist of a balance sheet and an income statement, and may include such other statements and information as determined by the Manager. Subject to the terms and conditions stated herein, each Member Entitled to Vote also shall have the right at reasonable times during business hours to conduct a reasonable inspection (or to have a professional representative conduct a reasonable inspection) of the Company’s books and records at the Company’s principal office; provided the inspection shall not interfere with the Company’s conduct of its business and affairs and repetitive requests shall be reasonable and made in good faith. In addition to regular audits by the auditors of a Member, Members also shall have the right to demand that the Company commission a special audit of the Company’s books if such audit is demanded by Members holding Percentage Interests in an aggregate amount equal to or greater than fifteen percent (15%); provided the costs of the audit shall be paid in advance by the Member or Members demanding the audit.

(b)	The Company shall have the right to object to the delivery of financial statements, the provision of information, and/or the inspection of books and records on the grounds that the Member, or its representative, is in a position to use such information to the Company’s competitive disadvantage. The Company also shall have the right (but not the obligation) to redact information, including from this Agreement, concerning the identity of Members and the identity of Persons holding rights to acquire Non-Issued Units, from the information provided by the Company to Members who hold only Non-Voting Units. This right to redact may be exercised by the Manager in its discretion.

3.5. Limits Upon Authority of Members. No Member acting solely in the capacity of a Member is an agent of the Company or another Member, nor can any Member in the capacity of a Member bind or act on behalf of the Company or another Member.

3.6. Limited Liability. No Person who is properly acting as a Member of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member. Unless the Member executes a written agreement to do so, the Member shall not be bound to perform the obligations of the Company. The Members hereby adopt limited liability to the fullest extent stated in the Act or provided by law. No Member, except as otherwise specifically provided in the Act, shall be obligated to pay any distribution to or for the account of the Company or any creditor of the Company.

3.7. Indemnity. The Company shall defend and indemnify each Member of and from any demands and claims asserted or brought by Persons (other than the Company and other Members) against the Member in its capacity as a Member; provided, however, that the Company shall not be required to indemnify any Member with respect to a judgment finding the Member liable for any intentional tort committed by the Member.

ARTICLE 4

MEMBER INTERESTS, UNITS, AND PERCENTAGE INTERESTS

4.1. Units. Member Interests shall be divided into units (the “Units”) of ownership in the Company. As of the Effective Date, the number of Authorized Units, the number of Issued Units and Non-Issued Units, the identity of the owners of Issued Units and prospective owners of Non-Issued Units, the voting status of the Issued Units, any Approved Transfers, and the Percentage Interests held by each Member are stated on Member Units Exhibit B.

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4.2. Additional Units.

(a)	Additional Authorized Units. The Company shall not authorize the issuance of any additional Units beyond the number of Authorized Units currently in effect unless the authorization of the additional Units (along with any terms and conditions to the issuance thereof) are approved by a Super Majority Vote.

(b)	Issuance of Additional Units. No new Units shall be issued to any Person unless the Manager approves of the issuance and the Person is a Member at the time of the issuance or is admitted as a new Member at the time of the issuance and the issuance is otherwise in accordance with Section 3.2.

4.3. Preemptive Rights. With respect to the offering or issuance of additional Units in accordance with Section 4.2, each Member Entitled to Vote shall have the preemptive right (but not the obligation) to participate pro-rata in the offering or issuance of such Units in proportion to the respective Percentage Interests of such participating Members at the time of the offer or issuance; provided, however, that such Members will not have any preemptive rights (i) with respect to Units issued to an employee of the Company or other provider of services to the Company for or in connection with such services; or (ii) with respect to an offering or issuance of Units if the offering or issuance was approved in accordance with this Section with a condition that there will be no preemptive rights. In addition, any Member who is not an “Accredited Investors” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended) shall not have a preemptive or other right to participate in an offering or issuance of Units by the Company if such offering or issuance is being made only to Accredited Investors.

(a)	Preemptive Rights Procedure. If an offering or issuance of additional Units is subject to preemptive rights under this Section, then the Company will give each Member Entitled to Vote written notice of its preemptive right. Each such Member will have twenty (20) calendar days after such notice to notify the Company that the Member will participate in the offering or issuance. If such Member fails to timely notify the Company of its participation, then the Member will have no preemptive right to participate in the offering or issuance. In implementing the offering or issuance, the Company and the Manager will rely upon, and will have the right to rely upon, the failure of such Member to notify the Company of its participation in the offering or issuance.

4.4. Redemptions and Company Acquired Units. Unless otherwise determined by the Manager and a Majority Vote of the Members, all Units or Member Interests acquired by the Company by redemption or otherwise shall be cancelled by the Company upon acquisition.

4.5. Percentage Interests. The “Percentage Interest” of a Member means a fraction, expressed as a percentage, the numerator of which is the total Issued Units held by the Member and the denominator of which is the total Issued Units. All transactions causing changes in the Percentage Interests held by the Members shall be closed on the first day of a month. If a change in the Percentage Interests occurs or is made on any other date of the month, the change shall be deemed to have been made on the first day of the month in which the change in Percentage Interests occurred. As of the Effective Date, the Percentage Interests held by each Member are stated on Member Units Exhibit B.

4.6. Certificates. Unless otherwise determined by the Manager, Units will not be certificated. If certificates are issued, each certificate shall bear a legend stating that the Units are not registered under any securities laws and further stating that the Units and Member Interest evidenced thereby are subject to the restrictions on Transfer stated herein.

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ARTICLE 5

VOTING RIGHTS OF MEMBERS

5.1. Voting Rights of Members. Except as provided in this Article or in Article 9 with respect to the election of Managers, a Member is entitled to vote on any matter that is reserved for a Member vote under this Agreement and each Voting Unit issued to and held by a Member shall be entitled to one vote on each matter that is reserved under this Agreement for a Member vote. All votes by the Members must be taken at a duly noticed meeting of the Members or through a duly executed consent provided in accordance with Subsection 5.5(b). A Majority Vote shall constitute a valid decision of the Members unless a different vote on a specific matter is required by this Agreement or a mandatory provision of the Act.

5.2. Non-Voting Units. Non-Voting Units (“Non-Voting Units”) shall not be entitled to any vote on any matter that has been reserved under this Agreement for a Member vote, except as expressly provided in Section 14.4 with respect to Discriminatory Amendments. In all other respects, except as expressly provided in this Agreement, Non-Voting Units are Units. The following Units shall be Non-Voting Units: (i) Units acquired as Non-Voting Units by a Permitted New Member in accordance with Subsection 10.4(c), or Subsection 10.4(d), (ii) Units that have been converted to Non-Voting Units in accordance with Section 5.3; and (iii) Units that are authorized and issued by the Company as Non-Voting Units under Article 4 as a term or condition of their authorization or issuance.

5.3. Conversion of Voting Units to Non-Voting Units. All Voting Units held by a Member (the “Converted Member”) will be converted to Non-Voting Units upon the occurrence of any of the following events (the “Conversion Events”): (i) the filing of bankruptcy proceedings by or against the Member, unless the Manager and a Majority Vote of the Members determine, in their sole discretion, that an involuntary bankruptcy proceeding filed against the Member likely will be dismissed; (ii) the appointment of a receiver or liquidator of or for the Member or for all or any substantial part of the Member’s business or property; (iii) an attachment, garnishment, levy, charging order (or any similar adverse creditor action) on or upon all or part of the Units or Member Interest of the Member (or proceeds of such Member Interest) that is not vacated within thirty (30) calendar days, unless the Manager and a Majority Vote of the Members determine, in their sole discretion, that the adverse creditor action is for an amount that is immaterial to the value of the entire Member Interest or likely will be vacated; (iv) a Transfer resulting in the conversion of the Transferred Voting Units to Non-Voting Units as contemplated by any of Subsections 10.4(c) and (d); (v) a determination by a court of competent jurisdiction (or an arbitration panel with jurisdiction) that a Member has breached any of the covenants in Section 11.3; or (vi) if the Member sends a Conversion Notice stating that the Member is voluntarily converting its Units to Non-Voting Units.

(a)	Conversion Notice. Upon the occurrence of a Conversion Event, the Converted Member (or its legal successor or representative) shall provide written notice of the event (the “Conversion Notice”) to the Company and the other Members. Time shall be of the essence in providing the Conversion Notice. If another Member acquires knowledge of a Conversion Event, then such other Member shall promptly give notice thereof to the Company and all Members (including the Converted Member or its legal successor or representative), and such notice shall constitute a Conversion Notice from the Converted Member.

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(b)	Implementation. Upon the occurrence of a Conversion Event, the Conversion Member’s Units shall immediately and automatically become Non-Voting Units on the Conversion Date without any further notice or action by the Company or the other Members. The date of conversion (the “Conversion Date”) shall be the day before the bankruptcy proceeding was commenced for the purpose of Subsection 5.3(i); the day before the date of appointment for the purpose of Subsection 5.3(ii); the day which is thirty (30) calendar days after the adverse creditor action for the purpose of Subsection 5.3(iii); the date of the Transfer for the purpose of Subsection 5.3(iv); the date of the decision under Subsection 5.3(v); and the date stated in the Conversion Notice for the purpose of Subsection 5.3(vii).

(c)	Power of Attorney. Each Member hereby grants the Company the authority and an irrevocable power of attorney, which shall be deemed to be coupled with an interest, to implement the conversion of the voting status of such Member’s Units on the books and records of the Company.

5.4. Conversion of Non-Voting Units to Voting Units. Non-Voting Units will be converted to Voting Units either (i) if the conversion is approved by a Super Majority Vote; or (ii) if the Units were converted to Non-Voting Units under Subsections 5.3(i) through 5.3(iii) and the actions described in Subsections 5.3(i) through 5.3(iii) are reversed, dismissed or vacated to the satisfaction of the Company.

5.5. Meetings of Members. An annual meeting of the Members will not be held by the Company unless such meeting is called by the Manager in its discretion. At an annual meeting, the Company shall report to the Members on the business and affairs of the Company, and the Members shall transact such business as may be brought before the meeting. Special meetings of the Members, for any purpose, may be called by the Manager or by any Member or group of Members holding a Percentage Interest equal to or greater than fifteen percent (15%). The notice for a special meeting shall state the purpose of the meeting. The business transacted at the special meeting shall be limited to such purpose. All meetings (annual or special) shall be held at the principal offices of the Company or another reasonable location set by the Manager. Members shall be permitted to attend meetings (annual or special) by telephone.

(a)	Notice of Meetings. Notice of a meeting of the Members shall state the place, date and hour of the meeting and, in the case of a special meeting, the purpose for which the special meeting is called. Notice shall be given to each Member not less than ten (10) nor more than sixty (60) days before the date of the meeting. Notice may be waived by a writing signed by the Member to be charged with the waiver. Furthermore, attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except when the Member attends for the express and exclusive purpose of objecting at the beginning of the meeting to the transaction of business on the grounds that the meeting was not lawfully called or convened.

(b)	Action by Consent. Any action which must or may be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the actions so taken, is signed by Members holding the required number of Units or Percentage Interests to vote or act with respect to such action. A notice of a meeting of the Members is not required as a prerequisite to action by consent in accordance with this Subsection. After a written consent is reached and executed, the Company shall provide notice thereof within a reasonable time to all Members Entitled to Vote with respect to the action taken by such consent.

(c)	Proxies. Every Member Entitled to Vote shall have the right to do so either in person or by a written proxy; provided, however, that such Member may provide a proxy only to another Member or to a Family Member of such Member or to such other Person as is acceptable to the Manager. No proxy shall be valid after the expiration of one year after the date of the proxy.

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(d)	Quorum. For votes requiring a quorum, Members holding the requisite number of Units or Percentage Interests to approve the matter subject to the vote shall constitute a quorum for the transaction of such business by the Members.

ARTICLE 6

CAPITAL AND MEMBER LOANS

6.1. Capital Accounts. The Company shall establish and maintain an individual Capital Account for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) (the “Capital Account”). Each Capital Account will be credited with the Capital Contributions made by the Members to the Company, and will be adjusted in accordance with the Treasury Regulations, this Agreement, and Tax Compliance Exhibit C.

6.2. Capital Contributions By Existing Members. Each Member has made Capital Contributions to the Company as of the Effective Date in the amounts stated on Member Capital Exhibit D.

6.3. Additional Capital Contributions. No Member shall be required to make a Capital Contribution to the Company without the prior written consent of the Member; provided, however, that each Member understands that the Company may raise additional capital through the offering and issuance of new Units in accordance with Article 4, and the offering and issuance of such new Units will result in the dilution of the Percentage Interest held by a Member if the Member does not participate in the offering and issuance.

6.4. Miscellaneous. No Member shall receive or be credited with any interest on a Capital Contribution or the balance of its Capital Account. No Member shall be liable to the Company or another Member to restore any deficit Capital Account balance. Except as provided in Article 8, no Member shall be entitled to receive any distributions from the Company prior to the dissolution of the Company. Except as provided in this Agreement, no Member shall have priority over any other Member regarding the return of any Capital Contribution and no Member shall be entitled to withdraw or reduce a Capital Contribution or to demand or require a return of any Capital Contribution.

6.5. Member Loans. No loans shall be made by a Member to the Company unless the loan (a “Member Loan”), and all terms and conditions thereof, are approved by the Manager and a Super Majority Vote of the Members. A Member Loan shall not be considered a Capital Contribution.

ARTICLE 7

ACCOUNTING AND TAX MATTERS

7.1. Fiscal Year: Accounting Method. Unless changed by the Manager, the fiscal year and tax year for the Company shall end on December 31. The Manager shall determine the accounting methods to be used by the Company.

7.2. Tax Status. Solely for the purpose of income taxes, the Company shall be classified as a partnership and will be subject to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, that such classification shall not extend or be construed as extending the purposes of the Company or to expand the obligations or liabilities of the Company or its Members. Nor shall such classification create or be construed as creating a partnership or any joint venture relationship between the Members. The income tax matters shall be handled in accordance with Tax Compliance Exhibit C.

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7.3. Tax Allocations. The Company’s income, gains, losses, deductions, and credits and items thereof for each tax year (the “Tax Allocations”) shall be allocated among all Members in proportion to their respective Percentage Interests. If the Percentage Interests of the Members change during a tax year, then (a) the tax year shall be divided into accounting periods by reference to the dates when the Percentage Interests were changed; (b) the Tax Allocations for the tax year shall be divided pro-rata among the accounting periods in proportion to the number of days in the accounting period; and (c) the Tax Allocations for each accounting period shall be allocated pro-rata among all Members in proportion to their respective Percentage Interests for the applicable accounting period.

7.4. Tax Returns. The Company shall cause to be prepared and timely filed all federal, state and local income tax returns and other returns or statements required by applicable law. In its discretion, the Manager may extend the filing deadlines to the fullest extent permitted by applicable tax law. The Manager is hereby granted authority to execute tax returns on be behalf of the Company and, with the consent of a majority of the Members, to delegate such authority to a Partnership Representative (“PR”) who shall act as a liaison between the Company and the IRS, and, to the extent required by applicable federal law, shall have the sole authority to bind the Company and the Members in a proceeding brought under federal regulations. The PR shall serve in such capacity until such Person resigns or is replaced by the Manager, provided, however, that the PR shall promptly notify the Members in writing regarding any events outside ordinary tax matters. If for any reason the PR can no longer serve in that capacity, a new PR may be appointed by a Majority Vote. At least twenty (20) days prior to the deadline (as extended) for the filing of the Company’s tax returns, the Company shall send or cause to be sent to each Member the information needed by the Member to complete its federal, state, and local income tax returns.

7.5. Bank Accounts. The Company shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled with the funds of any other Person.

7.6. Books and Records. The books and records of the Company shall reflect all transactions of the Company, and shall be appropriate and adequate for the business of the Company. The Company shall maintain all records required by the Act.

ARTICLE 8

DISTRIBUTIONS

8.1. Distributions of Net Cash from Operations.

(a) The cash available for distribution on a particular date (the “Distributable Cash”) means Net Cash from Operations held by the Company on the particular date, with the exception of (a) any cash held in an operating reserve for future operating expenses of the Company (the “Operating Reserve”), (b) the cash held in the Tax Reserve, and (c) such other cash reserves that are mandated by the Manager. The Operating Reserve shall be in an amount set by the Manager as a reasonable estimate of the amount of cash that should be reserved to operate the Company. A Tax Distribution shall be deemed Distributable Cash in the period when it is made. At any time that Member Digital Ally has a net operating loss, Member Digital Ally may require that its portion of the Tax Reserve be distributed to it instead of retained.

(b). Subject to the terms and conditions of this Agreement, the Manager shall, on a quarterly basis, or more frequently from time to time as it may deem appropriate, determine the amount of Distributable Cash, if any, and distribute such amount in the following order of priority: (i) to the Member Digital Ally in an amount equal to its Preferred Return; and then (ii) to the Members in proportions to their respective Percentage Interests. If the Company has no Distributable Cash, then no distributions shall be made. Distributions will be made only to Persons who are Members on the date of the distribution, and the amount of the distribution made to each Member will be calculated on such date by reference to the Percentage Interests and other rights held by the Members on such date as shown by the books and records of the Company.

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8.2 Net Sales Proceeds. The Manager shall, at any time and from time to time as it may deem appropriate, determine the amount of Net Sales Proceeds available for distribution, if any, and cause the Company to distribute 100% of such amount to the Members in the following order of priority:

(i)	First, one hundred percent (100%) to the Member Digital Ally until it has received Distributions of Net Sales Proceeds in an amount equal to Recoupment plus any accrued Preferred Return not paid from previous Distributions; and

(ii)	Thereafter, to the Members in proportion to their respective Percentage Interests.

8.3. Tax Distribution. During the course of each tax year, the Manager shall maintain a Tax Reserve in an amount between thirty-five percent (35%) and forty-five percent (45%) of the estimated taxable income and gain (excluding guaranteed payments to Members) to be allocated to the Members (the “Tax Reserve”). The funds held in the Tax Reserve for the year shall be distributed to the Members (the “Tax Distribution”) in a timely manner to allow the tax (including estimated tax payments) attributable to the income passed through the Company to the Members to be paid when due. The Tax Distribution shall be made pro-rata to all Members in proportion to their respective Percentage Interests; provided, however, that if the Percentage Interests of the Members change during a tax year, then (a) the tax year shall be divided into accounting periods by reference to the dates when the Percentage Interests were changed; (b) the Tax Distribution shall be divided pro-rata among the accounting periods in proportion to the number of days in each accounting period; and (c) the Tax Distribution for each accounting period shall be made pro-rata to the Members in proportion to their respective Percentage Interests for the applicable accounting period.

8.4. Miscellaneous. All distributions pursuant to this Article shall be in cash. Neither the Company nor the Manager shall incur any liability for making distributions in accordance with this Article. The Company and the Manager shall have right to rely upon the records of the Company in making distributions in accordance with this Article.

8.5. Dissolution Distributions. If the Company is dissolved, the Dissolution Distributions upon dissolution will be governed by Article 12 instead of this Article 8.

ARTICLE 9

MANAGEMENT

9.1. Manager Managed. Pursuant to the Act, the Company elects to be managed by managers and not by its Members. Unless otherwise agreed by a Super Majority Vote, the Company shall have one (1) manager. A Manager need not be a Member or an Affiliate of a Member. Nobility, LLC (“Nobility”) shall be the initial Manager. Only the Members Entitled to Vote shall have the right to elect a Person as a Manager and in such election, if more than one manager is to be selected, the Members Entitled to Vote shall have the right to vote their Voting Units cumulatively.

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9.2. Authority of Manager. Except as limited by this Agreement, the Manager shall have full and complete authority, power and discretion to manage the business, affairs, and property of the Company. Except as to matters requiring a vote of the Members as provided in this Agreement, hereunder, the Manager, without the consent of any Member, shall have the following powers:

(a) To acquire for investment, hold, maintain, operate, improve, develop, lease, sell, convey or dispose of the Properties, any interest therein or appurtenant thereto, as well as any personal or mixed property which comprises the Properties, either directly or by and through Subsidiaries;

(b) To open bank accounts in the Company’s name or its Subsidiary’s name and manage such accounts; execute all documents and do all things necessary to acquire the Properties; or to execute any other documents required in connection with the acquisition, maintenance, operation or improvement of the Properties or reasonable or necessary in connection with the Company activities;

(c) To employ or engage on behalf of the Company such other Persons, including Affiliates of the Manager, as in the Manager’s exclusive discretion or judgment may be deemed advisable for the proper operation of the Company’s activities, upon such terms and for such compensation as the Manager shall determine;

(d) To Transfer any interest in any Property to a Subsidiary or otherwise;

(e) To amend, and make all arrangements amending, this Agreement when necessary to reflect: a change in the name of the Company or the location of the principal office of the Company; the disposal by a Member of his membership interest in the Company, in any manner permitted by this Agreement, and any return of the Capital Contributions of a Member (or any part thereof) provided for by this Agreement; a change of address of any Member; a Person becoming a Member of the Company as permitted by this Agreement; a change in any provisions of this Agreement of the exercise by any Person of any right or rights hereunder not requiring the consent of such Member; and the exercise of any right or rights under this Agreement requiring the consent or approval by the Members if the required consent or approval has been given;

(f) To make, execute, acknowledge and deliver such certificates, instruments and documents as may be required by, or may be appropriate under, the laws of the State of Kansas or Arizona in connection with the use of the name of the Company by the Company;

(g) To make, file or record with the appropriate public authority and, if required, publish the certificate, any amendments thereof, and such other certificates, instruments and documents as may be required or appropriate in connection with the activities and affairs of the Company, provided that such amendment, certificates or instruments shall not effect changes in this Agreement or the rights of the Members under this Agreement, except as permitted by this Agreement;

(h) To enter into such contracts and execute, acknowledge and deliver all instruments in connection therewith which the Manager deems necessary to effectuate the powers set forth herein and to take all such action in connection therewith as the Manager deems necessary or appropriate;

(i) To require in all Company contracts that the Manager shall not have any personal liability thereon but that the Person contracting with the Company shall look solely to the Company and its assets for satisfaction;

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(j) To establish and maintain reserves for such purposes and in such amounts as the Manager deems appropriate from time to time;

(k) To pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as the Manager may determine and upon such evidence as the Manager may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Company;

(l) To reimburse the Manager or its Affiliates for expenses incurred in connection with the Company’s activities and to pay the compensation to the Manager in accordance with this Agreement;

(m) To offer and sell Units in the Company to investors directly pursuant to the terms and conditions of this Agreement;

(n) To form one or more Subsidiaries in order to own, manage and hold one or more Properties and admit the Manager or an Affiliate of the Manager as a member thereto;

(o) To enter into and participate in joint ventures, partnerships and other organizations to deal with all or substantially all of the Properties in any manner, upon the consent of a Majority Vote of the Members; and

(p) In addition to the specific rights and powers herein granted, to engage in any activities necessary or incidental to the accomplishment of any of the purposes and activities which the Company was formed to conduct and the Manager shall possess and may enjoy and exercise all of the rights and powers of managers of limited liability companies as are more particularly provided by the Act, except to the extent any of such rights may be limited or restricted by the express provisions of this Agreement

(q) Manager shall give the Members reasonable notice of any management activities outside of the day-to-day management of the Company, to the extent mutually agreed to between the Manager and the Members.

9.3 Limitation on Authority of Manager. The authority granted to the Manager is subject to each of following limits:

(a)	Agreement. The Manager shall act in accordance with this Agreement, and shall not commit any act or omission that is in contravention of this Agreement, including undertaking any action that requires approval of the Members without obtaining such approval, including any of the actions set forth in Section 11.5.

(b)	Consent. The Manager shall obtain the consent of a majority of the Members prior to making expenditures in excess of five hundred thousand dollars ($500,000.00).

(c)	Further Limits. The authority granted to the Manager under this Section 9.2 may be directed or limited by resolution adopted by a Super Majority Vote.

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9.4. Term. The Manager shall hold the office of Manager and discharge the duties of the office until it is removed from the office pursuant to this Article. During such term, the Manager shall devote reasonable time and effort to the business and affairs of the Company. The Manager is not required to devote full time to the office. The Manager may resign upon ninety (90) days’ written notice, provided however that if the Manager resigns without the approval of Member Digital Ally, __________________________________________________.

(a)	Removal without Cause. A Manager may be removed as a Manager at will at any time, without cause, for any reason (or no reason at all) by a Super Majority Vote. Upon such removal, another Person shall be appointed as Manager in accordance with Section 9.1.

(b)	Removal for Cause. A Manager may be removed for Cause if the removal is approved by a Majority Vote. If any Member holding a Percentage Interest of ten percent (10%) or more objects to such removal for Cause, then the removal shall be delayed until a court of competent jurisdiction determines that the Manager is being removed for Cause. For the purpose of this Section, “Cause” shall mean (i) a breach of the Manager’s fiduciary duties; (ii) a material inability of the Manager to perform its duties as Manager; (iii) any act or omission by the Manager which is in material contravention of this Agreement; or (iv) gross negligence by the Manager in performance of his duties. In the event of removal of a Manager for Cause, another Person shall be appointed as Manager in accordance with Section 9.1. The Members hereby agree that any dispute over a removal for Cause shall be decided by Section 14.14 herein.

(c)	Discretionary Removal. Nobility may be removed as Manager by Member Digital Ally, or Member Digital Ally may further limit Nobility’s authority as Manager hereunder, each in Digital Ally’s sole discretion, in the event that Nobility’s Member, Christian J. Hoffmann, III, ceases to be a Member of Nobility, or becomes Disabled, or unable to actively perform the duties of Chief Financial Officer for Nobility.

(d)	Removal of Manager. Prior to such removal for Cause becoming effective, a Majority Vote of the Members shall first provide the Manager with written notice stating with specificity the nature of the cause of such desire to remove the Manager (the “Reasons for Removal”). The Manager shall have the opportunity to cure the Reasons for Removal outlined in such written notice within thirty (30) days from the Manager’s receipt of such notice. If after such thirty (30) day period, in the reasonable judgment of a Majority Vote of the Members, such Reasons for Removal have been cured, such written notice will be withdrawn. If, however, after such thirty (30) day period a Majority Vote of the Members determines that such Reasons for Removal have not been cured, then a determination as to whether the Manager may be removed for the Reasons for Removal outlined in such notice shall be determined pursuant to the “Dispute Resolution Procedures” set forth in Section 14.14; provided, however, that such Manager may waive application of such Dispute Resolution Procedures, accept such Majority Vote of the Members’ determination and agree to resign or withdraw as the Manager. If after such Dispute Resolution Procedures have been finally resolved and the arbitrator determines that such Manager should be removed, then such removal shall take effect forty-five (45) days after such Dispute Resolution Procedures have been finally concluded. Upon the removal of a Manager pursuant to Section 9.3(b), “Removal for Cause,” a substitute Manager may be elected pursuant to this Agreement. Except as otherwise provided in this Agreement (including, without limitation this Article 9), a Person who has been removed as Manager shall continue to be a Member for all other purposes of this Agreement. If after such Dispute Resolution Procedures have been finally resolved and the arbitrator determines that such Manager should not be removed, then such notice outlining the Reasons for Removal shall be withdrawn and the Manager shall continue as such.

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(e)	Members and the Manager expressly understand that by signing this Agreement, which incorporates binding arbitration pursuant to Section 9.3, “Removal for Cause,” and Section 14.14 only, the Members and the Manager agree to waive court or jury trial with respect to this Section 9.3(d), “Removal of Manager,” and Section 14.14 only.

(f)	Guarantees. If the Manager, and/or Persons who is related to or affiliated with the Manager (“Manager’s Affiliates”), are guarantors on any Company loans, agreements, or obligations, to the fullest extent permitted by law, no removal of Manager, whether for Cause or without cause, shall be effective until and unless the Manager and/or Manager’s Affiliates are relieved of all such responsibilities as guarantors of the Company’s loans, agreements, and/or obligations. Upon the resignation of the Manager, the Company shall make all reasonable efforts to replace Manager and/or Manager’s Affiliates as guarantors of the Company’s loans, agreements, and/or obligations, and to the extent that Manager and/or Manager’s Affiliates cannot with reasonable effort be replaced as guarantors of the Company’s loans, agreements, and/or obligations, the Company shall defend, indemnify, and hold Manager and/or Manager’s Affiliates harmless from responsibility for, and the payment of, their guarantees of the Company’s loans, agreements, and/or obligations, including, at the request of the resigning Manager or Manager’s Affiliates, establishing bank accounts or other funding mechanisms to satisfy and offset such guarantee obligations.

(g)	Vacancy. If the office of any Manager is vacant for a period of at least ninety (90) days, then the office of the Manager shall be abolished and all authority to manage the Company shall revert to the Members.

9.4. Compensation of Manager . The Company shall pay the Manager a Management Fee for services rendered in managing the Company’s business equal to twelve percent (12%) of the Net Cash from Operations, computed before deduction of the Management Fee. To the extent that the Company cannot pay the Management Fee in any period, it will accrue and the Company will pay it out of future Net Cash from Operations. The Company will pay the Management Fee on or before the fifteenth day (15th) of each month based upon the Net Cash from Operations for the previous month. In addition, if the Distributions of Net Cash from Operations to the Investor Member in a quarter equal an annualized return of fifteen percent (15%) on its Adjusted Capital Contributions, the Company will pay the Manager a bonus of up to three percent (3%) of the Net Cash from Operations for that period, provided that after such payment, the annualized return to Investor Member still equals at least

9.5 Expenses and Reimbursements. Subject to the consent of Member Digital Ally regarding expenses and reimbursements, the Company will reimburse the Manager and its Affiliates for the actual cost of goods, materials and services of its own employees, consultants and third parties used for or by the Company or its Subsidiaries. Such reimbursements to the Company and its Affiliates will include the following: the formation of the Company; identifying, evaluating and negotiating the acquisition of each Property; provision of office space or other similar facilities to the Company; payments they make to third parties on behalf of the Company and for any other amounts they pay to the credit of a Company obligation; and services, such as operation of the business, accounting and other extraordinary services, which would normally be performed directly for the Company by employees of the Company or independent parties, but which the Manager and its Affiliates may provide. The Company’s costs for such services provided by the Manager and its Affiliates may be based upon the compensation of the Persons involved plus an appropriate percentage of the overhead allocable to each Person (secretarial, utilities and so forth), which would be converted into an hourly rate for the Persons involved, or on a project basis for the services of the individuals where hourly billing would be inappropriate or not customary for such services. In the case of facilities, the Company’s cost will be an amount paid for comparable facilities in the same geographic area as the facilities provided.

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9.6 Performance of Duties; Liability of Manager. The Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member unless the loss or damage shall have been the result of a knowing violation of law by the Manager, fraud, deceit, reckless conduct, or intentional misconduct. In performing his or her duties, the Manager shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, of the following Persons or groups unless the Manager has knowledge concerning the matter in question that would cause such reliance to be unwarranted: (a) one or more officers, employees or other agents of the Company whom the Manager reasonably believes to be reliable and competent in the matters presented; (b) any attorney, independent accountant, or other professional as to matters which the Manager reasonably believes to be within such Person’s professional or expert competence; and (c) a committee upon which the Manager does not serve which committee the Manager reasonably believes to be reliable and competent.

9.7. Limited Liability. The Manager shall not be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being the Manager.

9.8. Officers. The Manager shall have the authority to retain and appoint one or more individuals to serve as officers of the Company with all of the duties and responsibilities ordinarily held by a Person filling such office for a corporation; provided, however, that any such officer shall, at all times, be required serve at the pleasure of the Manager.

9.9. Indemnity. The Company will defend, reimburse and indemnify and save and hold the Manager and its managers, members, employees, consultants, agents and assigns harmless from any liability, loss or damage and any and all costs and expenses reasonably incurred by them in connection with, or any action, suit or proceeding of whatever nature threatened or brought against them, or in which they may be involved as parties or otherwise, by reason of any act performed or omitted to be performed by them in connection with the activities of the Company, whether or not the Manager or other specified parties continue to be such at the time of incurring such costs and expenses, including amounts paid or incurred by them in connection with reasonable settlements of any such claim, action, suit or proceeding, provided such act or omission was done, in the good faith judgment of the Manager, in the best interests of the Company and did not constitute fraud, gross negligence, or willful misconduct by such Persons.

ARTICLE 10

TRANSFERS OF MEMBER INTERESTS

10.1. Transfer Notice. The transferor and transferee of a Transfer shall provide written notice of the Transfer to the Company (the “Transfer Notice”).

10.2. Restrictions on Lien Transfers. No Member shall voluntarily grant any lien, security interest, or other encumbrance in or upon its Units or Member Interest, or any portion thereof, unless such Lien Transfer is approved by a Majority Vote of the other Members; provided, however, that no Lien Transfer shall grant the holder of the lien or encumbrance any right to vote any Units. If any Lien Transfer results in the disposition of the whole or part of any Units or Member Interest, then (a) if such disposition is voluntarily made by the Member, the disposition shall be subject to the restrictions set forth in Section 10.3; or (b) if such disposition is involuntary, then the disposition will be an Unapproved Transfer for the purpose of Section 10.5.

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10.3. Restrictions on Other Transfers. With the exception of Permitted Transfers, no Member shall cause, complete, or permit a Transfer in whole or in part of its Units or Member Interest unless (a) the proposed Transfer is for a bona fide sale of Units for a lump sum cash purchase price (the “Cash Purchase Price”); (b) the Transfer is approved by the Manager and a Majority Vote of the Members other than the transferring Member; (c) the transferee is admitted as a new Member in accordance with Section 3.2 (which requires Member approval by Super Majority Vote); and (d) either the transferor or transferee pays the reasonable costs incurred by the Company to implement the Transfer. The transferring Member shall provide written notice to the Company and all Members of the proposed Transfer (the “Proposed Transfer Notice”). The Proposed Transfer Notice shall disclose full and complete information concerning the proposed Transfer, including the Cash Purchase Price and all terms and conditions of the proposed transaction. If a Transfer is approved under this Section (an “Approved Transfer”), the Transfer will be subject to the rights of first refusal and the tag along rights described in Subsections 10.3(a), 10.3(b), and 10.3(c). Any Transfer in violation of this Section will be an Unapproved Transfer for the purpose of Section 10.5. Except as provided in Subsection 10.2(a), this Section shall not apply to Lien Transfers.

(a)	Company’s Right of First Refusal. Each Member (“Grantor”) hereby grants the Company an option to acquire the Subject Units of Grantor in exchange for the Cash Purchase Price, in the event that Grantor seeks to Transfer the Subject Units and the approval of the Transfer is required and provided in accordance with this Section 10.3. The Company shall have thirty (30) calendar days after the Transfer is approved to exercise this option. If the option is not exercised within the thirty (30) day period, it will expire and become null and void. During the thirty (30) day period, Grantor shall not implement the Transfer. The Company shall not exercise this option unless the exercise is approved by a Majority Vote of the non-transferring Members. To exercise this option, the Company shall provide written notice thereof (the “Exercise Notice”) to the Grantor and all Members. If the option is exercised, Grantor shall Transfer the Subject Units to the Company, and the Company shall pay Grantor the Cash Purchase Price. The closing on the Transfer shall occur within ninety (90) calendar days after the Exercise Notice. For the purpose of this Subsection, the phrase “Subject Units” means the Units that are the subject of the proposed Transfer.

(b)	Members’ Right of First Refusal. Grantor hereby grants all other Members Entitled to Vote on the date of the Proposed Transfer Notice (the “Other Members”) an option to acquire the Subject Units of Grantor in exchange for the Cash Purchase Price, in the event that Grantor seeks to Transfer the Subject Units and the approval of the Transfer is required and provided in accordance with this Section 10.3. This option is subordinate to the option granted to the Company under Subsection 10.3(a), and shall become null and void (even if exercised) if the Company exercises its option under Subsection 10.3(a). Each Other Member shall have forty-five (45) calendar days after the Transfer is approved to exercise this option. If this option is not exercised within the forty-five (45) day period, it shall expire and become null and void. During this forty-five (45) day period, Grantor shall not implement the Transfer. To exercise its option, an Other Member shall provide written notice thereof (the “Exercise Notice”) to Grantor, the Company, and all other Members. If the option is exercised, Grantor shall Transfer the Subject Units to the exercising Member(s), and the exercising Members(s) shall pay Grantor the Cash Purchase Price. The closing on the Transfer shall occur within ninety (90) calendar days after the last Exercise Notice. If more than one Member elects to exercise this option (the “Electing Members”) then, unless they agree otherwise in writing, the Electing Members shall acquire a pro-rata share of the Subject Units in proportion to the Percentage Interests of the Electing Members. For the purpose of this Subsection, the phrase “Subject Units” means the Units that are the subject of the proposed Transfer.

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(c)	Tag Along Rights. If a Transfer of a Member Interest, or any portion thereof, is approved under Section 10.3, and provided that the options granted in Subsection 10.3(a) and Subsection 10.3(b) are not exercised, the transferring Member shall give each non-transferring Member (who is a Member Entitled to Vote on the date of the Proposed Transfer Notice) the option to have a portion of the non-transferring Member’s Units substituted for the Units that are proposed to be Transferred by the transferring Member. The number of Units which may be substituted by the non-transferring Member shall be determined by multiplying the amount of the total Units which are to be transferred by a fraction, the numerator of which is the amount of Units owned by the non-transferring Member and the denominator of which is the amount of all outstanding Units of the Company. The non-transferring Member must exercise its option by providing written notice thereof (the “Exercise Notice”) to all Members within sixty (60) calendar days after the Transfer is approved. During this sixty (60) day period, Grantor shall not implement the Transfer. If the Exercise Notice is not provided within the sixty (60) day period, the option provided under this Subsection shall expire and become null and void. If the option is exercised, the transferring Member and the non-transferring Member shall reasonably cooperate to implement the Transfer.

10.4. Permitted Transfers. Subject to the terms and conditions stated in this Section, the following Transfers (each, a “Permitted Transfer”) shall not be subject to the restrictions upon Transfer stated in Section 10.3 or the rights of first refusal and tag along rights stated in Section 10.3.

(a)	Transfers Pursuant to this Agreement. A Transfer of Units resulting from the proper exercise of a right to Transfer provided by this Agreement shall be a Permitted Transfer, including Transfers under Section 3.3, Subsection 10.3(a), Subsection 10.3(b), Subsection 10.3(c), and Section 10.5.

(b)	Super Majority Vote. Subject to the conditions stated in this Subsection, a proposed Transfer of Units approved expressly as a Permitted Transfer by a Super Majority Vote (which vote includes the vote of the proposed transferor to the extent the Units proposed to be Transferred are Voting Units) shall be a Permitted Transfer. A Transfer pursuant to this Subsection is prohibited and shall be of no force and effect unless and until the transferee (or the transferee’s authorized representative) executes a binding instrument in form and substance acceptable to the Company agreeing (i) to be bound by all of the terms of this Agreement, including all restrictions set forth herein, and (ii) to pay the reasonable costs incurred by the Company in implementing the Transfer.

(c)	Transfers upon Entity Event. Subject to the prohibition in Section 11.3(c), if the Member is a corporation or limited liability company, such Member may Transfer all or any part of its Member Interest in the Company to another entity that is such Member’s successor by virtue of the Member’s merger, consolidation, change in control, corporate reorganization, or similar transaction (“Successor”), provided, however, that any such permitted assign under this Subsection shall assume all obligations of the assigning member under this Agreement. A Transfer pursuant to this Subsection shall be a Permitted Transfer and the transferee shall be admitted as a Member of the Company without the approval or procedure required by Section 3.2. If the Units Transferred to such Affiliate are Voting Units at the time of the Transfer, such Units shall remain Voting Units. If the Units Transferred to such Affiliate are Non-Voting Units at the time of the Transfer, such Units shall remain Non-Voting Units. A Transfer pursuant to this Subsection is nevertheless prohibited and shall be of no force and effect unless and until the Successor of the Member executes a binding instrument in form and substance acceptable to the Company agreeing (i) to be bound by all terms of this Agreement, including all restrictions set forth herein, and (ii) to pay the reasonable costs incurred by the Company in implementing the Transfer.

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(d)

Transfers to an Affiliate of a Member. If the Member is a corporation or limited liability company, such Member may Transfer all or any part of its Member Interest in the Company to an Affiliate of the Member, and such Transfer shall be a Permitted Transfer and the transferee shall be admitted as a Member of the Company without the approval or procedure required by Section 3.2. If the Units Transferred to such Affiliate are Voting Units at the time of the Transfer, such Units shall remain Voting Units. If the Units Transferred to such Affiliate are Non-Voting Units at the time of the Transfer, such Units shall remain Non-Voting Units. A Transfer pursuant to this Subsection is nevertheless prohibited and shall be of no force and effect unless and until the Affiliate of the Member executes a binding instrument in form and substance acceptable to the Company agreeing (i) to be bound by all terms of this Agreement, including all restrictions set forth herein, and (ii) to pay the reasonable costs incurred by the Company in implementing the Transfer.

10.5. Company’s Right to Redeem. Subject to the provisions of this Section, the Company shall have the right (but not the obligation) to redeem all Units that are the subject of an Unapproved Transfer. The Company may exercise this right at any time within three years after the later of the date when the Company received a Transfer Notice for the Transfer or the date when the Company learns of the Unapproved Transfer. To exercise this right, the Company shall provide written notice thereof (the “Exercise Notice”) to the transferring Member and all other Members, and shall make a reasonable effort to provide reasonable notice to the transferee which, depending upon the circumstances, may be provided by regular mail, hand delivery, publication, or other available means. The Company shall not exercise this right until the exercise is approved by a Majority Vote of the non-transferring Members. The transferor shall have thirty (30) calendar days after the Exercise Notice is sent to cure the Unapproved Transfer either by reversing the Transfer, or by obtaining the approval of the Transfer by a Majority Vote of the Members other than the transferring Member; and approval of the admission of the Transferee as Member in accordance with Section 3.2. If the Unapproved Transfer is not cured within the thirty (30) day period, then the Company shall have the right to redeem the Units from the transferor and/or transferee in exchange for a payment to be made by Company in the amount stated in Subsection 10.5(a) subject to the payment terms stated in Subsection 10.5(b).

(a)	Redemption Price. The price payable by the Company for the redemption of the transferred Units (the “Redemption Price”) will be an amount equal to the lower of (i) one-half of the amount of the Capital Account of the transferring Member on the date of the Exercise Notice; or (ii) one-half of the fair market value of the Units redeemed by the Company as determined by an appraiser to be selected by the Company. In its sole discretion, the Company may elect to avoid the calculation in Subsection (ii) hereof and pay the amount under Subsection (i) hereof.

(b)	Redemption Terms. The Company will pay the Redemption Price, together with interest thereon at the Applicable Federal Rate in sixty (60) equal monthly installments of principal and interest. The Company may prepay the Redemption Price and accrued interest, in whole or in part, without penalty. The payee shall provide the Company with thirty (30) days’ written notice and opportunity to cure with respect to any failure of the Company to make any payment. The payee shall have no right to accelerate the Redemption Price upon default in payment. The Closing Date on the redemption shall be the date that is ninety (90) calendar days after the Exercise Notice. The Company may tender the Redemption Price through an interpleader action in the event of any dispute among the transferor and transferee concerning the proper payee. The costs of such action shall be paid by transferor or transferee and may be deducted by the Company from the Redemption Price.

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10.6. Effect of Transfer. Unless the Transfer is an approved Lien Transfer, an Approved Transfer or a Permitted Transfer, the transferee of a Transfer shall acquire no rights under this Agreement, including no right to receive distributions or Tax Allocations, and no right to vote on or to approve any matter. If Units are acquired by a transferee as a result of an Approved Transfer or Permitted Transfer, then the Units shall be subject to and governed by the terms and conditions of this Agreement, including all restrictions upon Transfer, and the transferee may only Transfer the acquired Units in accordance with this Agreement.

(a)	Non-Member Unapproved Transfers. If, notwithstanding this Agreement, a court of competent jurisdiction (or an arbitrator with jurisdiction) determines that Units have been transferred to a Person who has not been admitted as a Member in accordance with this Agreement, then (i) the transferee shall hold the status of an Assignee under the Act with respect to the transferred Units; (ii) the Units acquired by the transferee shall be subject to all restrictions upon Transfer set forth in this Agreement; and (iii) the Transfer shall be an Unapproved Transfer for the purpose of Section 10.5.

(b)	Involuntary Transfers. If a court of competent jurisdiction (or an arbitrator with jurisdiction) determines that the restrictions upon Transfer set forth in this Agreement are not enforceable with respect to an involuntary Transfer, then (i) the transferee of the involuntary Transfer shall hold the status of an Assignee under the Act with respect to the transferred Units; (ii) the Units acquired by the transferee shall be subject to all restrictions upon Transfer set forth in this Agreement; and (iii) the Transfer shall be an Unapproved Transfer for the purpose of Section 10.5.

10.7. Authorization to Implement - Power of Attorney. The parties hereby grant the Company the authority and an irrevocable power of attorney, which shall be coupled with an interest, to implement all changes in Units and Member Interests that result from Transfers, including the Transfer arising from exercise of the rights described in this Article.

ARTICLE 11

COVENANTS AND PROHIBITED ACTIONS

11.1. Other Business Ventures or Opportunities and Certain Transactions. The Manager shall devote to the Company such time as the Manager, in its sole and absolute discretion, deems necessary to the proper conduct of the Company’s business and purposes. The Manager and its Affiliates have an existing medical billing and revenue cycle management business and provide other services to the healthcare industry, which they will continue to operate during the term of the Company. The Manager and its Affiliates shall at all times be free to continue to engage generally in such activities and businesses, including but not limited to, the purchase and operation of RCM Companies, provision of the foregoing services, even though such other activities and may compete or tend to compete with the Company, subject to Section 11.4 below. Further, except as provided in Section 11.4(b) (Member Digital Ally’s Right of First Refusal), the Members, Managers and their respective Affiliates shall not be obligated to present any investment or business opportunity or any other ventures or personal or real properties, or opportunities in connection therewith that the Manager or its Affiliates may discover to the Company or any Member, even if such opportunity is of a nature which, if presented to the Company or any Member, could or would be of interest to the Company or the Member. Neither the Company nor the its Members shall have any right by virtue of this Agreement in or to such other ventures, partnerships or entities or to the income or profits derived therefrom.

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11.2 Transactions with the Manager and Its Affiliates. The Company may purchase certain RCM Companies and/or RCM portfolios from the Manager and/or its Affiliates after formation of the Company. The Manager will provide financials and information regarding the proposed transactions for the approval of the Member Digital Ally prior to closing such transactions.

11.3. Contracts with Members or Others. Except as otherwise provided in this Agreement, the Company may enter into agreements with one or more Members or their Affiliates (including agreements to provide leasing, management, legal, accounting, financial, brokerage, development, computer, or other services to the Company) if the agreement either (i) is on terms that are not less favorable than if the agreement were not with the Member or the Member’s Affiliate; or (ii) is on such terms that are fair and reasonable under all the circumstances; or (iii) is approved by the Manager; or (iv) is approved by a Majority Vote of disinterested Members. The validity of any such transaction shall not be affected by reason of the relationship between such person and the Company or any of its Members or their Affiliates. The Members or Affiliates that are parties to such agreements shall have the same right to enforce such agreements and to assert remedies against the Company as a Person who is not a Member.

11.4. Trade Secrets, Confidential Information, Competition. Each Member hereby agrees and, by accepting the position as Manager, Manager hereby agrees, as follows:

(a)	Trade Secrets, Confidential Information. Manager, for itself and its manager, members, officers, reps, agents, and the affiliates of each, agrees , and each Member, for itself and its manager, members, officers, reps, agents, and the affiliates of each, agrees, that he has received and may in the future receive information concerning the development and operation of the Company that is a trade secret of the Company. In addition, Manager agrees and each Member agrees that he has received and may in the future receive confidential information of the Company concerning the development and operation of the Company. Such confidential information has and will include information concerning product development, market strategies, computer software designs, existing and prospective customers, existing and prospective suppliers, existing and prospective competitors, existing and prospective investors, applicable technologies, exit strategies, revenues, profits, and past and future financial matters. Manager and each Member covenants that he (i) will maintain the Company’s trade secrets and confidential information in strict confidence; (ii) will disclose such trade secrets and confidential information only to employees and agents under his control who have a need to know such information; and (iii) will not use such trades secrets and confidential information in any way to the detriment of the Company. For the purpose of this Section, trade secrets and confidential information shall not include information in the public domain through no fault of the Member or the Manager, information already known by the Member or Manager prior to the disclosure, information that is a trade secret of the Manager or Member, or information that is required to be disclosed by law.

(b)	Digital Ally’s Right of First Refusal for Company. During the term of this Agreement and subject to each of the subsections below, Member Nobility hereby grants to the Company and Member Digital Ally a right of first refusal as follows: (i) Nobility, collectively with its directors, officers, managers, agents and employees, who become aware of a corporate opportunity or opportunities primarily involving the acquisition, ownership, and operation of RCM Companies (“Opportunity”), will not enter into any agreement to purchase or invest in such Opportunity, or present such Opportunity to, or assist, any other Person to purchase or invest in such Opportunity (the “Right of First Refusal of Opportunities”), until Member Digital Ally notifies Nobility, within the time frame and manner specified below, whether or not Digital Ally desires to pursue such Opportunity for and on behalf of the Company; (ii) each Right of First Refusal of Opportunities granted by Nobility to Digital Ally hereunder shall expire ten (10) days from the date of the written notice sent by Nobility to Digital Ally of each Opportunity (“Notice of Opportunity Period”), and (iii) if Digital Ally exercises its Right of First Refusal of Opportunities, and if the Opportunity is not subject to a Letter of Intent within ninety (90) days following expiration of the Notice of Opportunity Period, the right of first refusal of such Opportunity shall expire and Nobility may present such Opportunity to other Persons, or accept such Opportunity on its own behalf.

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(c)	Entity Owners or Entity Managers. If a Member or Manager is an entity, then the Member or Manager will not cause or permit any of the following events (the “Entity Events”) to occur unless the Entity Event is approved by a Super Majority Vote: (i) the acquisition of an ownership interest in the entity by a competitor of the Company, or (ii) the acquisition of an ownership interest in the entity by any Person if such Person is in a position to use the confidential information or trade secrets of the Company to the direct detriment of the Company.

(d)	Remedies. Each Member and Manager agrees that the covenants made in this Section are reasonable given the circumstances. Manager agrees and understands that the Company has relied upon these covenants in accepting him as a Manager. Each Member agrees and understands that the Company has relied upon these covenants in admitting him as a Member. Each Member and Manager agrees that the Company may exercise all available rights (at law or in equity) for breach of the covenants provided in this Section. Each Member and Manager hereby waives all requirements that the Company post a bond in support of any equitable remedy. Furthermore, in addition to all remedies available at law or in equity, Manager agrees that a breach of the covenants stated in this Section shall constitute Cause for removal under Section 8.3, and each Member understands that a breach of the covenants in this Section will constitute a Conversion Event under Section 5.3.

11.4. Business Property. Title to Business Property shall be held in the name of the Company. No Member shall have any ownership interest in or rights to Business Property except indirectly by virtue of its ownership of a Member Interest. Business Property shall not be commingled with the property of Manager or any Member, and shall not be used for any purpose other than a Company purpose. Business Property is not and will not be suitable for partition. Accordingly, each Member irrevocably waives any and all rights it may have to maintain any action for partition of Business Property.

11.5. Actions Requiring a Super Majority Vote. Unless a different vote is required or permitted by this Agreement with respect to any of the matters listed below, no action shall be taken by or on behalf of the Company (by a Member, Manager, officer of the Company, or otherwise) on any the following matters (which, when accompanied by a reference to a Section of this Agreement, are qualified in their entirety by reference to that Section), unless the action or matter is approved by a Super Majority Vote:

(a)	New Member. A Super Majority Vote is required for the admission of a new Member, as provided in Section 3.2.

(b)	Withdrawal of a Member. A Super Majority Vote is required for a Member to withdraw as such from the Company, as provided in Section 3.3.

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(c)	New Units. A Super Majority Vote is required for the authorization of additional Units beyond the number of Authorized Units currently in effect, as provided in Subsection 4.2(a).

(d)	Conversion of Non-Voting Units. A Super Majority Vote is required to convert Non-Voting Units to Voting Units, as provided in Section 5.4.

(e)	Non-Dissolution Distributions. A Super Majority Vote is required for Member authorized non-dissolution distributions, as provided in Section 8.3.

(f)	Directing or Limiting Manager Authority. A Super Majority Vote is required to direct or limit the authority of the Managers, as provided in Subsection 9.2(c).

(g)	Manager Removal Without Cause. A Super Majority Vote is required for removing a Manager without Cause, as provided in Subsection 9.3(c).

(h)	Certain Permitted Transfers. A Super Majority Vote is required to authorize certain Transfers of Units as Permitted Transfers, as provided in Subsection 10.4(b).

(i)	Approval of Entity Events. A Super Majority Vote is required to approve Entity Events, as provided in Subsection 11.3(c).

(j)	Dissolution. A Super Majority Vote is required to voluntarily dissolve the Company, as provided in Subsection 12.1(b).

(k)	Loans. A Super Majority Vote is required to authorize any borrowing or loan by the Company.

(l)	Agreement Amendments. A Super Majority Vote is required for certain amendments to this Agreement, as provided in Section 14.4.

(m)	Certain Extraordinary Transactions. A Super Majority Vote shall be required for any of the following: (i) the undertaking of any business other than the Purpose and Character of Business set forth in Section 2.3; (ii) a change in the Company’s election to be classified as a partnership for income tax purposes; (iii) a change in the Company’s status from one in which the management of the Company is vested in Managers to one in which the management resides in Members; (iv) the possession of Business Property for any purpose other than the business of the Company; (v) a sale or other transfer of all or substantially all of the Company’s assets; and (vi) a merger or consolidation of the Company with another Person except for an Affiliate of the Company, for which approval of the Manager and the Members by Majority Vote shall be required.

(n)	Other. A Super Majority Vote is required for any other action that requires approval by a Super Majority Vote under this Agreement.
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ARTICLE 12

DISSOLUTION

12.1. Dissolution Events. No act, thing, occurrence, event, circumstance, or condition shall cause or result in the dissolution of the Company, except that the Company shall dissolve upon the occurrence of any of the following events (the “Dissolution Events”):

(a)	The entry of a decree of judicial dissolution pursuant to the Act;

(b)	The approval of the dissolution by a Super Majority Vote;
(c)	The sale or other disposition of all or substantially all of the assets of the Company, and the receipt and distribution of all the proceeds therefrom; or
(d)	The merger or consolidation of the Company with or into another entity under circumstances where the Company is not the surviving entity.

12.2. Wind Up. Upon the occurrence of a Dissolution Event, the Manager or a Person appointed by a Majority Vote in lieu of the Manager (the “Liquidator”) shall wind up the affairs of the Company in accordance with the Act, and shall proceed with the liquidation and termination of the Company as promptly as possible, but in an orderly and business-like manner so as not to involve undue sacrifice. The Liquidator shall execute a Certificate of Dissolution in such form, if any, as shall be prescribed by the Kansas Secretary of State, and shall also cause to be filed, in the office of and on a form prescribed by the Kansas Secretary of State, such other documents as may be required under the Act upon the completion of the dissolution and winding up of the affairs of the Company.

12.3. Order of Payment of Liabilities and Dissolution Distributions. The proceeds received upon the liquidation of the assets of the Company (the “Dissolution Proceeds”) after payment of the expenses of liquidation shall be applied and distributed as follows and in the following order of priority:

(a)

First, the Dissolution Proceeds shall be used for the pro-rata payment of all known debts and liabilities of the Company, including the payment of properly approved debts, liabilities, and Member Loans owed to Members as creditors of the Company.

(b)

Second, the remaining Dissolution Proceeds, if any, shall be used for the establishment of a tax reserve, and may be used for the establishment of any other reserve that the Manager may deem reasonably necessary for any contingent, conditional or unasserted claims or obligations of the Company. Such reserve may be paid over by the Company to an escrow agent to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the Manager, for distribution of the balance in the manner provided in this Article.

(c)	Finally, the balance, if any, shall be distributed to the Members in accordance with their positive Capital Account balances determined as follows: first, all Properties (other than cash or cash equivalents) shall be deemed to be sold for cash at their fair market value and the proceeds therefrom shall be deemed to be distributed to the Members in the manner provided in Section 8.1 and Section 8.2 and second, the Profits and Losses from such deemed sale shall be allocated to the Members pursuant to this Agreement.”

12.4. Limitation to Dissolution Distributions. Upon dissolution, each Member shall be only be entitled to look to the assets of the Company for any distributions upon liquidation or dissolution, and shall have no recourse against any other Member or Manager for the distributions or return of capital.

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12.5. No Action for Dissolution. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that causes the dissolution of the Company. Furthermore, the Members acknowledge that irreparable damage would be done to the goodwill reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required or expressly permitted herein. The Members acknowledge that this Agreement provides for fair treatment of all parties, a management system that is generally designed to avoid deadlock, and equitable payment in the event of dissolution or liquidation. Accordingly, except where the Members have failed to liquidate the Company as required by this Article 12, each Member hereby waives and renounces its right to initiate legal action to seek a decree of judicial dissolution of the Company on the grounds that the Company is suffering or is threatened with irreparable injury because the Members or Managers are so deadlocked respecting the management of the affairs of the Company that the requisite vote for action cannot be obtained.

ARTICLE 13

CERTAIN ACKNOWLEDGMENTS AND DISCLOSURES

13.1.       Member Acknowledgments and Representations. Each Member acknowledges, understands and represents to the Company the following:

(a)

The Member has acquired his Units and the Member Interest represented thereby for his own investment and not with a view toward the subdivision, resale, distribution or fractionalization thereof. The Member has no contract, undertaking, arrangement or obligation with or to any Person to sell, transfer or otherwise dispose of the Units or the Member Interest represented thereby or any portion thereof and has no present intention to enter into any such contract, undertaking, agreement or arrangement.

(b)	The Member Interest and Units held by the Member have not been registered and may never be registered under any federal or state securities laws. The Member may be required by applicable securities laws to hold his Member Interest and Units indefinitely unless they are subsequently registered under applicable securities laws or are transferred pursuant to an exemption from such registration. In addition to applicable securities laws, the Member Interest and Units are subject to restrictions upon transfer stated in this Agreement.

13.2.       Tax Consequences. Each Member hereby acknowledges (i) that the Company has made no warranties or representations to it with respect to the income tax consequences to such Member of the execution and performance of this Agreement or of the other transactions contemplated herein; (ii) that such Member is in no manner relying on the Company or its representatives for an assessment of such tax consequences; (iii) that such Member has been strongly advised and encouraged to seek independent legal, tax and other professional counsel with regard to the legal, tax, and other financial consequences to it of this Agreement and the transactions contemplated herein; and (iv) that such Member has had reasonable and adequate opportunity to seek such independent legal, tax and other professional counsel. Without limiting the generality of the foregoing, each Member specifically understands that it is such Member’s sole responsibility (and not the responsibility of the Company) to determine the tax consequences of this Agreement and transactions contemplated herein.

13.3. Reasonable Terms. Each Member acknowledges and agrees that the terms and provisions of this Agreement are reasonable under the circumstances, which circumstances include the harm to the Company and the Members if such terms and provisions are not enforced.

ARTICLE 14

MISCELLANEOUS MATTERS

14.1. Further Assurances. The parties shall execute such other documents as may be reasonably required to implement the transactions stated herein.

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14.2. Waiver of Default. No consent or waiver with respect to any breach or default of any provision of this Agreement shall constitute a waiver of, agreement to, or acquiescence in any other breach or default by any party of the same provision or any other provision of this Agreement. Failure or delay on the part of the Company or a Member to act or complain of any act shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

14.3. Discretion in Providing Consent. If a Member has the right herein to consent to or approve a transaction or matter, such consent or approval may be withheld in the sole discretion of such Member for any reason or no reason at all, without any covenants of good faith or fair dealing.

14.4. Amendments to Agreement. This Agreement shall not be amended unless the amendment is in writing and is approved in accordance with this Section. Except as provided in the Subsections 14.4(a) through 14.4(c), this Agreement may be amended by a written agreement that is approved by a Majority Vote.

(a)

Exhibits. The Manager is hereby granted administrative authority to amend the Member Roster Exhibit A, from time to time, to correct clerical errors or to reflect authorized changes concerning Members. The Manager is hereby granted administrative authority to amend the Member Units Exhibit B from time to time, to correct clerical errors or to reflect authorized changes concerning Units, Percentage Interests, voting rights, and Approved Transfers of Record. The Manager is hereby granted administrative authority to amend the Tax Compliance Exhibit C as and to the extent expressly permitted by the terms of said Exhibit. The Manager is hereby granted administrative authority to amend Member Capital Exhibit D to correct clerical errors or to reflect the Capital Contributions made by the Members to the Company in accordance with this Agreement.

(b)

Specific Agreement Provisions. Any provision of this Agreement that requires a vote or approval of the Members Entitled to Vote (or a particular group of Members Entitled to Vote) by a vote that is different than a Majority Vote may only be amended by the required Member vote as set forth in such provision. For example, if a particular provision of this Agreement calls for a Super Majority Vote, that provision can only be amended by a Super Majority Vote.

(c)	Discriminatory Amendments. A Discriminatory Amendment shall require the approval of all Members Entitled to Vote and the Impacted Member. A “Discriminatory Amendment” is an amendment to this Agreement (i) that is made in bad faith to materially discriminate against a Member (the “Impacted Member”) relative to similarly situated Members with respect to the Impacted Member’s then existing rights to Tax Allocations and to distributions, and (ii) that adversely and materially impacts the rights or obligation of the Impacted Member relative to similarly situated Members with respect to the Impacted Member’s then existing rights to Tax Allocations and distributions. For clarity, it is understood that this Subsection is intended to apply only in very limited circumstances when an amendment targets the Impacted Member in bad faith and attempts to adversely and materially change the then existing rights of that Member with respect Tax Allocations and/or distributions relative to similarly situated Members. This Subsection 14.4(b) shall not be amended unless the amendment is approved by all Members Entitled to Vote.

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14.5. Notices. All notices required or permitted under this Agreement shall be given in writing by (i) personal delivery, or (ii) confirmed facsimile transmission, or (iii) commercial overnight delivery, or (iv) certified or registered United States mail, postage prepaid, and shall be deemed to have been given upon receipt if personally delivered or sent to a party by facsimile transmission, receipt confirmed, or by commercial overnight delivery, and by the third day following deposit in the mail if given by certified or registered mail, postage prepaid. Notices to the Company shall be addressed to Nobility Healthcare, LLC, c/o Digital Ally, Inc., 15612 College Blvd., Lenexa, KS 66219 and to Nobility, LLC, 7465 East Osborn Road, Scottsdale, AZ 85251. Notices to a particular Member shall be to the address of such Member as set forth on Member Roster Exhibit A. Each such Person may change its notice address by written notice to all parties to this Agreement (other than the notifying party) by notice in accordance with the terms of this Section.

14.6. No Third Party Rights. This Agreement is entered into among the Members for the exclusive benefit of the Company and its Members. This Agreement is not intended for the benefit of any creditor of the Company or any other Person. No creditor or third party shall be entitled to become a Member of the Company or to hold any rights under this Agreement. There are no third party beneficiaries to this Agreement.

14.7. Severability. If any provision of this Agreement is held to be illegal or unenforceable to any extent, the legality and enforceability of the remainder of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforced to the greatest extent permitted by law.

14.8. Survival. All provisions of this Agreement relating to limitation of liability, indemnification, any other provisions of this Agreement which by their terms are intended to survive a termination or expiration of this Agreement and any other provisions hereof affecting the interpretation of any provision of this Agreement that remains in effect shall survive the termination or expiration of this Agreement.

14.9. Binding Agreement. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, permitted successors and permitted assigns.

14.10. Signatures. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart. A signature provided by facsimile transmission shall constitute a valid signature for the purpose of this Agreement.

14.11. Exhibits. The Exhibits to this Agreement are Member Roster Exhibit A; Member Units Exhibit B; Tax Compliance Exhibit C; and Member Capital Exhibit D. All such Exhibits are incorporated by reference herein and are a part of this Agreement.

14.12. No Right To Employment. This Agreement shall not confer upon any Member, Manager, or any Affiliate thereof, any right to employment by the Company or continued employment as an employee of the Company. Nor shall this Agreement limit the right of the Company to terminate the employment of any Member, Manager, or officer of the Company as an employee of the Company with or without cause, at any time.

14.13. Governing Law. This Agreement shall be construed according to and governed by the laws of the State of Arizona without regard to its conflicts of laws principles.

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14.14 Dispute Resolution; Arbitration.

(a)

Dispute Resolution. If any controversy or claim, whether based on contract, tort, statute, or other legal or equitable theory (including any claim of fraud, misrepresentation, or fraudulent inducement), shall arise out of this Agreement, (a “Dispute”), the disputing Party will provide written notice to the other Party of the Dispute including details of such Dispute. The Parties will each designate one or more representatives to meet and use good faith efforts to attempt to resolve the Dispute before taking any other action. If the representatives are unable to resolve the Dispute within 30 days after the date of written notice of the Dispute from one Party to the other, then the Parties will escalate the dispute to the vice president level on each side and agree to continue to use good faith efforts to attempt to resolve the Dispute. If, despite those good-faith efforts, the Parties are unable to resolve the dispute within 60 days after the date of the written notice of Dispute, then either Party may submit the matter to arbitration as set forth in Subsection 14.14(b).

(b)

Arbitration. Any dispute arising out of or relating to this Agreement that is not resolved pursuant to the negotiation process in Section 14.14(a) will be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) pursuant to the AAA’s Commercial Arbitration Rules then in effect, to the extent not otherwise inconsistent with this Agreement. Jurisdiction and venue in such arbitration shall be as follows: (i) if the claim is brought by Member Digital Ally, arbitration shall be conducted in Phoenix, Arizona, and (ii) if the claim is brought by Member Nobility, arbitration shall be conducted in Kansas City, Missouri, and the parties hereby irrevocably consent to this jurisdiction and venue provision as exclusive. The arbitration will be held before a single arbitrator mutually agreed to by the parties who is knowledgeable about the laws relating to limited liability company disputes and commercial transactions; provided, however, that if the parties cannot agree to an arbitrator, the arbitrator will be appointed in accordance with AAA rules. Other than as provided in Subsection 14.14(c), the arbitrator has no other power, however, to order discovery or depositions. The arbitrator’s decision and award are final and binding and may be entered in any court having jurisdiction. The parties agree that the arbitrator will only have the power and authority to make awards and issue orders as expressly permitted in this Agreement and will not, in any event, make any award that provides for indirect, incidental, special, exemplary consequential, punitive damages, or lost revenue or profits (regardless of the theory for recovery). Each party will bear its own attorneys’ fees associated with arbitration, and other costs and expenses will be borne as provided by the rules of the AAA. Neither a party, witness, nor the arbitrator may disclose the facts of the underlying dispute or the contents or results of any negotiation, mediation, or arbitration without the prior unanimous written consent of the parties, except as necessary (and then only to the extent required) to enforce or challenge a settlement agreement or arbitration award or to comply with legal, financial, or tax reporting rules, regulations, and requirements.

(c)	To the maximum extent possible, unless otherwise agreed to by the parties, the following terms shall apply to an arbitration hereunder: during the thirty (30) day period following appointment of the arbitrator, either party may serve on the other a request for limited numbers of documents directly related to the dispute. Such documents will be produced within seven (7) days of the request. Following the thirty (30) day period of document production, there will be a forty-five (45) day period during which limited depositions will be permissible. Neither party will take more than five (5) depositions, and no deposition will exceed three (3) hours of direct testimony. Disputes as to discovery or prehearing matters of a procedural nature will be promptly submitted to the arbitrator pursuant to telephone conference call or otherwise. The arbitrator will make every effort to render a ruling on such interim matters at the time of the hearing (or conference call) or within five (5) business days thereafter. Following the period of depositions, the arbitration hearing will promptly commence. The arbitrator will make every effort to commence the hearing within thirty (30) days of the conclusion of the deposition period and, in addition, will make every effort to conduct the hearing on consecutive business days to conclusion. A decision will be rendered, at the latest, within six (6) months of the date of arbitration and within thirty (30) days of the close of the arbitration hearing.

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14.15 Representation. The parties hereby acknowledge that (a) Christian J. Hoffmann, III, General Counsel of the Manager (“Hoffmann”), has represented the Nobility in connection with the preparation of this Agreement and all other agreements or documents contemplated herein; (b) each of the Members has been advised to seek independent counsel in connection with such matters; (c) Hoffmann represents that Nobility and its Affiliates and Digital Ally and its Affiliates in connection with various other matters; and (d) Hoffmann does not represent Member Digital Ally (directly or indirectly) in the transactions contemplated by this Agreement. In the event of the payment of any of fees by the Company, directly or indirectly, or by the Manager to Hoffmann in connection with this Agreement and transactions contemplated by it, the same shall not alter or amend any of the relationships contemplated in this Subsection 14.15.

14.16. Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the organization and operation of the Company, and shall supersede any prior or contemporaneous agreements, understandings, representations, negotiations, or communications between the Members with respect to the organization and operation of the Company. Except as referenced herein, there are no other agreements or understandings between the Members concerning the organization and operation of the Company. In executing this Agreement, the Members are not relying upon any representation of the Company or any other Member other than representations set forth in this Agreement. The Members agree that the following instruments will survive the execution of this Agreement: (a) any subscription agreement executed by any existing or new Member; and (b) any duly authorized instruments executed by a new Member pursuant to Article 3 or Article 4.

INTENDING TO BE LEGALLY BOUND, the Company and the Members have caused this Agreement to be duly executed as the operating agreement of the Company, effective as of the Effective Date.

Signature pages to follow

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COMPANY:	NOBILITY HEALTHCARE, LLC

By:
Name:
	Title:	Manager of Managing Member

MEMBERS:

By:
Name:
Title:

DIGITAL ALLY HEALTHCARE, INC.

By:
Name:
Title:
MANAGER:

The undersigned hereby accepts the office of Manager of Nobility Healthcare, LLC and agrees to be bound by the terms of the Operating Agreement of Nobility Healthcare, LLC in its capacity as Manager.

By:
Name:
Title:
Date:

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MEMBER ROSTER EXHIBIT A

This Member Roster Exhibit A is a part of the Operating Agreement of Nobility Healthcare, LLC. The date of this Exhibit (the “Exhibit Date”) is June 1, 2021. As of the Exhibit Date, the Members of the Company are the Persons set forth below.

Member	Send Notices To:
Nobility DAH, LLC	7465 East Osborn Road Scottsdale, AZ 85251
Digital Ally Healthcare, Inc.	Digital Ally, Inc. 15612 College Blvd. Lenexa, Kansas 66219 ATTN: Stanton E. Ross

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MEMBER UNITS EXHIBIT B

This Member Units Exhibit B is a part of the Operating Agreement of Nobility Healthcare, LLC. The date of this Exhibit (the “Exhibit Date”) is June 1, 2021.

1. Authorized Units. As of the Exhibit Date, the number of Authorized Units is as follows:

Unit Type	No. Units
Authorized Units	100,000
Issued Units	100,000
Non-Issued Units	-0-

2.  Issued Units. The Issued Units as of the Exhibit Date are the Units identified on the following Table.

Member	No. of Issued Units	Voting Status	Percentage Interest
Nobility, LLC	49,000	Voting Units	49%
Digital Ally, Inc.	51,000	Voting Units	51%
Total	100,000		100%

3. Non-Issued Units. As of the Exhibit Date, there are no Non-Issued Units.

4. Approved Transfers of Record. As of the Exhibit Date, there are no Approved Transfers of Record.

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TAX COMPLIANCE EXHIBIT C

1. Definitions. As used in this Tax Compliance Exhibit C, the following terms shall have the following meanings, unless otherwise indicated:

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) increased for any amounts such Member is unconditionally obligated to restore and the amount of such Member’s share of Company Minimum Gain and Member Minimum Gain after taking into account any changes during such year; and (ii) reduced by the items described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Company Minimum Gain” shall have the same meaning as partnership minimum gain set forth in Treasury Regulation § 1.704-2(d). Company Minimum Gain shall be determined, first, by computing for each Nonrecourse Liability any gain which the Company would realize if the Company disposed of the property subject to that liability for no consideration other than full satisfaction of such liability and, then, aggregating the separately computed gains. For purposes of computing gain, the Company shall use the basis of such property that is used for purposes of determining the amount of the Capital Accounts under Section 6.1. In any taxable year in which a Revaluation occurs, the net increase or decrease in Company Minimum Gain for such taxable year shall be determined by: (1) calculating the net decrease or increase in Company Minimum Gain using the current year’s book value and the prior year’s amount of Company Minimum Gain, and (2) adding back any decrease in Company Minimum Gain arising solely from the Revaluation.

“Income” and “Loss” mean, respectively, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code § 703(a), except that for this purpose (i) all items of income, gain, deduction or loss required to be separately stated by Code § 703(a)(i) shall be included in taxable income or loss; (ii) tax exempt income shall be added to taxable income or loss; (iii) any expenditures described in Code § 705(a)(2)(B) (or treated as Code § 705(a)(2)(B) expenditures pursuant to Treasury Regulation § 1.704-l(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss shall be subtracted; and (iv) taxable income or loss shall be adjusted to reflect any item of income or loss specifically under this Agreement.

“Member Minimum Gain” shall have the same meaning as partner nonrecourse debt minimum gain as set forth in Treasury Regulation § 1.704-2(i)(3). With respect to each Member Nonrecourse Debt, Member Minimum Gain shall be determined by computing for each Member Nonrecourse Debt any gain that the Company would realize if the Company disposed of the property subject to that liability for no consideration other than full satisfaction of such liability. For purposes of computing gain, the Company shall use the basis of such property that is used for purposes of determining the amount of the Capital Accounts under Section 6.1. In any taxable year in which a Revaluation occurs, the net increase or decrease in Member Minimum Gain for such taxable year shall be determined by: (1) calculating the net decrease or increase in Member Minimum Gain using the current year’s book value and the prior years’ amount of Member Minimum Gain, and (2) adding back any decrease in Member Minimum Gain arising solely from the Revaluation.

“Member Nonrecourse Debt” shall have the same meaning as partner nonrecourse debt set forth in Treasury Regulation § 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall have the same meaning as partner nonrecourse deductions set forth in Treasury Regulation § 1.704-2(i)(2). Generally, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a fiscal year equals the net increase during the year in the amount of the Member Minimum Gain (determined in accordance with Treasury Regulation § 1.704-2(i)) reduced (but not below zero) by the aggregate distributions made during the year of proceeds of Member Nonrecourse Debt and allocable to the increase in Member Minimum Gain determined according to the provisions of Treasury Regulation § 1.704-2(i).

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“Nonrecourse Deductions” shall have the same meaning as nonrecourse deductions set forth in Treasury Regulation § 1.704-2(b)(1). Generally, the amount of Nonrecourse Deductions for a fiscal year equals the net increase in the amount of Company Minimum Gain (determined in accordance with Treasury Regulation § 1.704-2(d)) during such year reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Nonrecourse Liability that are allocable to the increase in Company Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704-2(c) and (h).

“Nonrecourse Liability” means a Company liability with respect to which no Member bears the economic risk of loss as determined under Treasury Regulation § 1.752-l(a)(2).

“Revaluation” means the occurrence of any event described in clause (x), (y) or (z) of Section 2 of this Exhibit in which the book basis of Business Property is adjusted to its fair market value.

2. Capital Accounts. Each Member’s Capital Account shall be (A) increased by (i) the amount of money contributed by such Member, (ii) the fair market value of property contributed by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code § 752), (iii) allocations to such Member of Company income and gain (or items thereof), and (iv) to the extent not already netted out under clause (B)(ii) below, the amount of any Company liabilities assumed by the Member or which are secured by any property distributed to such Member; and (B) decreased by (i) the amount of money distributed to such Member, (ii) the fair market value of property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code § 752), (iii) allocations to such Member of Company loss and deductions (or items thereof), and (iv) to the extent not already netted out under clause (A)(ii) above, the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

If any Units or Member Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of such transferor to the extent it relates to the transferred Units or Member Interest.

In the event of (x) an additional capital contribution by a Member of more than a de minimis amount that results in a shift in Percentage Interests, (y) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Member Interest or the distribution of property other than cash, or (z) the liquidation of the Company within the meaning of Treasury Regulation § 1.704-l(b)(2)(ii)(g), the book basis of the Business Property may be adjusted to fair market value and the capital accounts of all the Members may, if determined by the Manager, be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment.

The foregoing provisions of this Section 2 and the other provisions of this Agreement relating to the maintenance of capital accounts are intended to comply with Treasury Regulation §§ 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If it is determined by the Manager that it is prudent or advisable to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed in order to comply with such Treasury Regulations, the Manager may cause such modification to be made provided that it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company.

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3. Special Rules regarding Allocations of Tax Items. Notwithstanding the allocation provisions of this Agreement, the following special rules shall apply in allocating net income and net loss of the Company:

(A) Section 704(c) and Revaluation Allocations. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution. In the event of a Revaluation, subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value immediately after the adjustment in the same manner as under Code § 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Manager in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3(A) are solely for income tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Income or Loss pursuant to any provision of this Agreement.

(B) Minimum Gain Chargeback. Notwithstanding any other allocation provision of this Agreement, if there is a net decrease in Company Minimum Gain during a Company taxable year, each Member shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to that Member’s share of the net decrease in Company Minimum Gain during such year (the “Minimum Gain Chargeback Requirement”). A Member’s share of the net decrease in Company Minimum Gain is the amount of the total decrease multiplied by the Member’s percentage share of Company Minimum Gain at the end of the immediately preceding taxable year. A Member is not subject to the Minimum Gain Chargeback Requirement to the extent: (i) the Member’s share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument causing it to become partially or wholly recourse debt or a Member Nonrecourse Debt, and the Member bears the economic risk of loss for the newly guaranteed, refinanced or otherwise changed liability; (ii) the Member contributes capital to the Company that is used to repay the Nonrecourse Debt and the Member’s share of the net decrease in Company Minimum Gain results from the repayment; or (iii) the Minimum Gain Chargeback Requirement would cause a distortion and the Commissioner of the Internal Revenue Service waives such requirement.

A Member’s share of Company Minimum Gain shall be computed in accordance with Treasury Regulation § 1.704-2(g) and as of the end of any Company taxable year shall equal: (1) the sum of the Nonrecourse Deductions allocated to that Member up to that time and the distributions made to that Member up to that time of proceeds of a Nonrecourse Liability allocable to an increase of Company Minimum Gain, minus (2) the sum of that Member’s aggregate share of net decrease in Company Minimum Gain plus that Member’s aggregate share of decreases resulting from revaluations of Business Property subject to Nonrecourse Liabilities. In addition, a Member’s share of Company Minimum Gain shall be adjusted for the conversion of recourse and Member Nonrecourse Debts into Nonrecourse Debts in accordance with Treasury Regulation § 1.704-2(g)(3). In computing the above, amounts allocated or distributed to the Member’s predecessor in interest shall be taken into account.

(C) Member Minimum Gain Chargeback. Notwithstanding the other allocation provisions of this Agreement other than Section 3(B) of this Tax Compliance Exhibit, if there is a net decrease in Member Minimum Gain during a Company taxable year, each Member who has a share of the Member Minimum Gain (determined under Treasury Regulation § 1.704-2(i)(5) as to the beginning of the year) shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) equal to that Member’s share of the net decrease in Member Minimum Gain. In accordance with Treasury Regulation § 1.704-2(i)(4), a Member is not subject to this Member Minimum Gain Chargeback requirement to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Debt due to a conversion, refinancing or other change in the debt instrument that causes it to be partially or wholly a nonrecourse debt. The amount that would otherwise be subject to the Member Minimum Gain Chargeback requirement is added to the Member’s share of Company Minimum Gain.

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(D) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases such Member’s Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 3(D) shall be made if and only to the extent such Member would have an Adjusted Capital Account Deficit after all other allocations under Article 7 have been made.

(E) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Members in proportion to their Percentage Interests.

(F) Member Nonrecourse Deductions. Any Member Nonrecourse Deduction shall be allocated to the Member who bears the risk of loss with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation § 1.704-2(i).

(G) Curative Allocations. Any special allocations of items of income, gain, deduction or loss pursuant to Sections 3(B), (C), (D), (E), (F) and (H) shall be taken into account in computing subsequent allocations of income and gain pursuant to this Agreement, so that the net amount of any items so allocated and all other items allocated to each Member pursuant to this Agreement shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to this Agreement if such adjustments, allocations or distributions had not occurred.

(H) Loss Allocation Limitation. Notwithstanding the other provisions of this Agreement, unless otherwise agreed to by the Manager, no Member shall be allocated Loss in any taxable year which would cause or increase an Adjusted Capital Account Deficit as of the end of such taxable year.

(I) Share of Nonrecourse Liabilities. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation § 1.752-3(a)(3), each Member’s interest in Company profits is equal to its Percentage Interest.

(J) Compliance with Regulations. The foregoing provisions of this Section 3 are intended to comply with Treasury Regulations §§ 1.704-1, 1.704-2 and 1.752-1 through 1.752-5, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If it is determined by the Manager that it is prudent or advisable to amend this Tax Compliance Exhibit C in order comply with such regulations, the Manager is empowered to amend or modify this Tax Compliance Exhibit C notwithstanding any other provision of this Agreement to the contrary.

(K) General Allocation Provisions. Except as otherwise provided in this Agreement, all items that are components of Income or Loss shall be divided among the Members in the same proportions as they share such Income or Loss, as the case may be, for the year. For purposes of determining the Income, Loss or any other items for any period, Income, Loss or any such other items shall be determined on a daily, monthly or other basis, as determined by the Manager using any permissible method under Code § 706 and the Treasury Regulations thereunder.

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MEMBER CAPITAL EXHIBIT D

This Member Capital Exhibit D is a part of the Operating Agreement of Nobility Healthcare, LLC. The date of this Exhibit (the “Exhibit Date”) is June 1, 2021.

The Capital Contributions made by the Members to Company through the Exhibit Date are set forth below on the table below.

Member	Source	Units	Issue Date	Capital Contribution
Nobility DAH, LLC	Original Issue	49,000	6/1/21	-0-
Digital Ally Healthcare, Inc.	Original Issue	51,000	6/1/21	Initial capital $13,500,000.00*

1.	Capital Accounts. The Capital Accounts of the Members as of the Exhibit Date are as set forth below:

Member	Capital Account
Nobility DAH, LLC	-0-
Digital Ally, Inc.	To a maximum of $13,500,000.00*[1]

*Member Digital Ally will make its Initial Capital Contribution in tranches as it exercises its Right of First Refusal of Opportunities as set forth in Section 11.3(b), “Member Digital Ally’s Right of First Refusal.”

Upon utilization of the Initial Capital of $13,500,000 in the Company’s business, the Manager will provide written notice of such fact to Member Digital Ally and it will have the right to contribute a tranche of $5,000,000 (a “Capital Tranche”) of additional capital to the Company for a period of thirty (30) days’ from the date of the notice. Upon contribution of such additional Capital Tranche, Member Digital Ally’s Right of First Refusal of Opportunities will continue as set forth in Section 11.3(b), “Member Digital Ally’s Right of First Refusal.” Member Digital Ally will make its contribution of the Capital Tranche in tranches as it exercises its Right of First Refusal of Opportunities.

Upon utilization of the first Capital Tranche, Member Digital Ally will have the right to contribute successive Capital Tranches to the Company under the same terms and conditions as set forth in the preceding paragraph after written notice given by the Manager to Member Digital Ally that the Company has utilized the previous Capital Tranche in its business.

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